Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

SMITHFIELD FOODS, INC.

BOARDWALK MERGER SUB INC.

and

NATHAN’S FAMOUS, INC.

January 20, 2026

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 20, 2026, is entered into by and among Smithfield Foods, Inc., a Virginia corporation (“Parent”), Boardwalk Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Nathan’s Famous, Inc., a Delaware corporation (the “Company”).

WHEREAS, subject to the terms and conditions of this Agreement, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned Subsidiary of Parent in accordance with the Delaware General Corporation Law (as amended, the “DGCL”);

WHEREAS, the Company Board has (a) approved this Agreement and declared advisable the Merger and other transactions contemplated by this Agreement, (b) determined that this Agreement and the Merger and other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its stockholders, (c) directed that this Agreement be submitted to the Company’s stockholders for their approval and (d) resolved, subject to the terms and conditions of this Agreement, to recommend that the Company’s stockholders adopt this Agreement;

WHEREAS, the Parent Board has (a) approved this Agreement and declared advisable the transactions contemplated by this Agreement and (b) determined that this Agreement and the Merger and other transactions contemplated by this Agreement are fair to and in the best interests of Parent;

WHEREAS, as a condition and material inducement to Parent and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, certain shareholders of the Company have entered into a voting agreement with Parent and the other parties thereto, pursuant to which such shareholders have agreed, on the terms and subject to the conditions set forth therein, to, among other things, vote all of their shares of Company Common Stock in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby (the “Shareholder Voting Agreement”); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements of the parties set forth below, and for other good and valuable consideration the receipt and sufficient of which are hereby acknowledge, the parties hereto agree as follows:

Article 1

DEFINITIONS

Section 1.01            Definitions.

(a)             As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement between the Company and any Third Party containing terms no less favorable, in the aggregate, to the Company than the terms of the Confidentiality Agreement; provided, however, that such confidentiality agreement (i) may contain provisions that permit the Company to comply with this Agreement, including the provisions of Section 6.02, (ii) shall not in any way restrict the Company or its Representatives from complying with their respective obligations under this Agreement, (iii) need not contain any standstill or similar provision, (iv) need not contain any non-solicitation or non-contact provisions similar to the Confidentiality Agreement if the counterparty thereto does not operate in a business competitive with the Company or any of its Subsidiaries and (v) shall not require the Company or any of its Subsidiaries to reimburse the costs or expenses of any Person.

“Acquisition Proposal” means any written offer or proposal from any Third Party relating to any (i) direct or indirect purchase or other acquisition (whether in a single transaction or a series of related transactions) by any Third Party, whether from the Company or any other Person(s), of shares of Company Common Stock representing more than twenty percent (20%) of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Third Party that, if consummated in accordance with its terms, would result in a Third Party beneficially owning more than twenty percent (20%) of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer; (ii) direct or indirect purchase or other acquisition (whether in a single transaction or a series of related transactions) by any Third Party, or stockholders or other equity holders of any such Third Party, of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or (iii) merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries pursuant to which any Third Party, or stockholders or equity holders of any Third Party, would hold shares of Company Common Stock representing more than twenty percent (20%) of the Company Common Stock outstanding after giving effect to the consummation of such transaction.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Antitrust Laws” means the United States Sherman Act, as amended, the United States Clayton Act, as amended, the HSR Act, the United States Federal Trade Commission Act, as amended, foreign competition laws and all other federal, state and local statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, or regulation enacted, adopted, promulgated, issued or applied by a Governmental Authority that is binding upon and applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act, as amended from time to time, and the regulations promulgated thereunder.

“CFIUS” means the Committee on Foreign Investment in the United States as established under the DPA.

“CFIUS Clearance” means the parties to this Agreement have received written notice from CFIUS that (i) the Merger is not a “covered transaction” within the meaning of the DPA, (ii) CFIUS has completed its assessment, review, or investigation of the Merger under the DPA and determined that there are no unresolved national security concerns with respect to the Merger and that all action under the DPA has been concluded or (iii) CFIUS has sent a report to the President requesting the President’s decision with respect to the CFIUS Notice and the President has announced a decision not to take any action to suspend, prohibit, or place any limitations on any of the transactions contemplated hereby. For the avoidance of doubt, if CFIUS is unable to complete action under the DPA with respect to the Merger on the basis of a CFIUS Declaration and indicates that the parties may file a written CFIUS Notice, but CFIUS has not requested that the parties submit a CFIUS Notice and has not initiated a unilateral CFIUS review of the Merger, such action shall not constitute CFIUS Clearance.

“CFIUS Declaration” means a filing submitted to CFIUS by the parties regarding the Merger that meets the content requirements of 31 C.F.R. § 800.404.

“CFIUS Notice” means a filing submitted to CFIUS by the parties regarding the Merger that meets the content requirements of 31 C.F.R. § 800.502.

“CFIUS Turndown” means CFIUS has informed the parties in writing that it has unresolved national security concerns with respect to the Merger and that it intends to refer the matter to the President and recommend in a report that the President prohibit the transactions contemplated hereby unless the parties abandon the Merger.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of March 30, 2025, and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year then ended filed by the Company with the SEC on June 10, 2025.

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other bonus, stock option, stock purchase or other equity or equity-based, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, employment, individual consulting, services, severance, termination, retention, success, change of control, welfare, fringe benefit, and other similar plan, agreement (including individual agreements) or arrangement maintained or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries (or to which the Company or a Subsidiary is a party) with or for the benefit of any current or former employee, director, or other individual service provider of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any liability, other than any such plan, scheme or arrangement that is required to be maintained, or contributed to, by the Company or any of its Subsidiaries pursuant to Applicable Law, or any of the foregoing that is sponsored or maintained by a Governmental Authority.

“Company Board” means the Board of Directors of the Company.

“Company Common Stock” means shares of common stock, par value $0.01 per share, of the Company.

“Company Credit Facility” means the Credit Agreement, dated as of July 10, 2024, by and among the Company, as borrower, the Subsidiaries of the Company party thereto, as guarantors, the lenders party thereto from time to time and Citibank, N.A., as administrative agent, swingline lender and issuing lender.

“Company Equity Awards” means the Company Stock Options, the Company RSUs and any other outstanding equity-based award (whether vested or unvested) denominated in, or the value of which is based on, shares of Company Common Stock.

“Company FDD” means any franchise disclosure document used by the Company or any of its Subsidiaries in connection with the offer or sale of Company Franchises.

“Company Financial Advisor” means Jefferies LLC.

“Company Franchisee” means a Person other than the Company or any of its Subsidiaries that is granted a right (whether directly by the Company or any of its Subsidiaries or by another Company Franchisee) to develop or operate, or is granted a right to license others to develop or operate, a Company Franchise within a specific geographic area or at a specific location pursuant to a Company Franchise Agreement.

“Company Information” means all information, in any form, maintained, owned or controlled by or on behalf of the Company or any of its Subsidiaries.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any change, event, effect, development, condition, occurrence or circumstance that, individually or in the aggregate, has a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided that, none of the following will be deemed to be or constitute a Company Material Adverse Effect or be taken into account when determining whether a Company Material Adverse Effect has occurred (subject to the limitations set forth below):

(i)                  changes in general economic conditions, or changes in conditions in the global, international or United States economy generally;

(ii)                changes in conditions in the financial markets, credit markets, capital markets or commodity markets (including oil, produce and livestock commodities markets) in the United States or any other country or region, including (A) changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region or (D) changes in prices of any commodities (including oil, produce or livestock, or any commodities or products derived therefrom, including beef or beef trimmings) in the United States or any other country or region;

(iii)                conditions (or changes therein) in the industries in which the Company and its Subsidiaries conduct business;

(iv)               regulatory, legislative, tax or political conditions (or any changes therein), including civil unrest, protests and public demonstrations, any government responses thereto (e.g., curfews) and any escalation or worsening thereof;

(v)                any geopolitical conditions, outbreak of hostilities, acts of war (whether or not declared), sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions);

(vi)               earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events;

(vii)             any (A) epidemic, pandemic or disease outbreak, human health crises or other force majeure events, in each case, including any worsening thereof, or (B) Law or mandate, directive, pronouncement, guideline or recommendation issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak or any change in such Law or directive, pronouncement or guideline or interpretation thereof or any material worsening of such conditions;

(viii)             changes in GAAP or Applicable Laws (or the enforcement, implementation or interpretation of any of the foregoing);

(ix)                the negotiation, execution, delivery or performance of this Agreement, or the announcement of this Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with customers, suppliers, lenders, lessors, business partners, employees, Governmental Authorities, vendors, franchisees, licensees, licensors or any other Person (provided that the exceptions set forth in this clause (ix) shall not apply in connection with any breach of or inaccuracy in any representation or warranty set forth in this Agreement expressly addressing the consequences of the negotiation, execution, delivery, performance or announcement of this Agreement or the transactions contemplated herein);

(x)                 the compliance by the Company with the terms of this Agreement;

(xi)                any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date of this Agreement;

(xii)               changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred, unless otherwise excluded by the exceptions to this definition); or

(xiii)              any failure, in and of itself, by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure described in the foregoing clauses (A) or (B) may be taken into consideration when determining whether a Company Material Adverse Effect has occurred, unless otherwise excluded by the exceptions to this definition);

provided that, in each case of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), and (viii), any such change, event, effect, development, condition, occurrence or circumstance shall be taken into account to the extent that such change, event, effect, development, condition, occurrence or circumstance has had, or would reasonably be expected to have, a disproportionate adverse effect on the Company relative to other similarly-situated companies operating in the same industry or industries in the United States (in which case only the incremental disproportionate adverse effect shall be taken into account in determining whether there has been a “Company Material Adverse Effect”).

“Company Organizational Documents” means (i) bylaws of the Company, as amended, and (ii) the certificate of incorporation of the Company, as amended, filed with the Secretary of State of the State of Delaware.

“Company RSU” means restricted stock units of the Company granted and outstanding pursuant to a Company Stock Plan, whether subject to time- or performance-based vesting.

“Company SEC Documents” means, collectively, all forms, reports, schedules, statements and other documents (including exhibits and schedules thereto and all other information incorporated by reference) filed or furnished (as applicable) by the Company with the SEC since and including March 27, 2023, under the Exchange Act or the Securities Act, including any amendments thereto since the time of their filing.

“Company Stock Option” means each option (whether vested or unvested) to purchase shares of Company Common Stock outstanding under a Company Stock Plan.

“Company Stock Plan” means the Company’s 2019 Stock Incentive Plan and the 2010 Stock Incentive Plan, as applicable.

“Company Termination Fee” means an amount equal to $10,581,814.

“Contract” means any written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind to which the Company or any of its Subsidiaries is a party that is (or purports to be) legally binding.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended, including all regulations of CFIUS promulgated thereunder.

“Environmental Law” means any Applicable Law relating to pollution (or the cleanup thereof), Releases of Hazardous Substances (or remediation thereof), protection of the environment or natural resources, or protection of human health or safety (with respect to pollution or exposure to Hazardous Substances).

“Environmental Permits” means any licenses, permits, authorizations or registrations required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each Person, trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries and that, together with the Company or any of its Subsidiaries, is, has been (at a relevant time with respect to which the Company or any of its Subsidiaries continues to have any liability) or would be treated as a single employer for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“executive officer” shall be as defined in Rule 16a-1(f) under the Exchange Act.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“Franchise” means any grant by the Company or any of its Subsidiaries to any Person of the right to engage in or carry on a business, or to sell or offer to sell any product or service, under or in association with any trademark, advertising or commercial symbol which constitutes a “franchise,” as that term is defined under the Franchise Laws applicable in the jurisdiction in which the franchised business is located or operates, if any.

“Franchise Laws” means the FTC Rule and any other Applicable Law regulating the offer or sale of franchises, business opportunities or seller-assisted marketing plans including any pre-sale registration or disclosure law.

“FTC” means the United States Federal Trade Commission or any successor thereto.

“FTC Rule” means the FTC trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Section 436.1 et seq.

“GAAP” means generally accepted accounting principles in the United States as in effect at the date of the subject financial statements, consistently applied.

“Ghost Kitchens” means ghost kitchens, cloud kitchens or virtual restaurants, which serve customers exclusively by delivery or pick-up based on phone or online ordering.

“Governmental Authority” means any government, political subdivision, governmental, administrative, self-regulatory or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body, in each case whether federal, national, state, county, municipal, provincial, local, foreign or multinational.

“Governmental Authorization” means any authorizations, approvals, licenses, franchises (but excluding Franchises), clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements issued by or obtained from, and any notices, filings, registrations, qualifications, declarations and designations with or to, a Governmental Authority (including, for the avoidance of doubt, any liquor, beer, wine, mixed beverage or other alcohol permit or license).

“Hazardous Substance” means (i) any material, substance or waste that is listed, defined or regulated as “hazardous” or “toxic,” or as a “pollutant” or “contaminant” (or words of similar meaning and regulatory effect) under Environmental Laws; (ii) petroleum, its derivatives, or by-products; (iii) friable asbestos, urea formaldehyde insulation, per- and polyfluoroalkyl substances and polychlorinated biphenyls; and (iv) any radioactive substance, waste or material.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to the Company and its Subsidiaries, without duplication, (i) any indebtedness for borrowed money, including under the Company Credit Facility (other than between or among the Company and its Subsidiaries), (ii) any obligations evidenced by bonds, debentures, notes or similar instruments (other than between or among the Company and its Subsidiaries), (iii) any obligations or liabilities pursuant to guarantees and arrangements having the economic effect of (A) a guarantee of any Indebtedness or (B) the assumption or guarantee of any finance lease obligations, in each case, of any other Person (other than between or among the Company and its Subsidiaries), (iv) any obligations under any swap, forward, futures, warrant, option or other derivative transaction, or interest rate or foreign currency protection agreement, (v) any obligations in respect of letters of credit, bank guarantees, security or performance bonds or similar Contracts or arrangements (other than security or performance bonds entered into in the ordinary course of business consistent with past practice), and (vi) any obligations for guarantees by the Company or one of its Subsidiaries of any Indebtedness described in clauses (i) through (v) of any other Person, other than a wholly owned Subsidiary of the Company; provided that Indebtedness shall not include accounts receivable and payable in the ordinary course of business.

“Information Security Incident” means any (i) unauthorized access to or loss, alteration, destruction, use, disclosure or acquisition of Company Information or (ii) compromise to the security, confidentiality, integrity or availability of Personal Information, Company Information or Systems.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof (“Patents”); (ii) works of authorship and copyrights (whether registered or unregistered), applications for copyright registration (and all translations, adaptations, derivations and combinations of the foregoing) (“Copyrights”); (iii)  trademarks, service marks, trade names, logos, slogans, trade dress and other source indicators and registrations and applications to register any of the foregoing, including intent-to-use applications or similar pending reservations of marks (as well as all goodwill associated with each of the foregoing) (“Marks”); (iv) internet domain names and social media identifiers and handles; (v) rights in software (including object code, source code, or other form), data, data sets, databases, and collections of data; (vi) rights in trade secrets, confidential information, know-how, ideas, methods, recipes, formulae, methodologies, processes, technology, customer lists and inventions; (vii) moral rights and rights of publicity; and (viii) any and all rights (created or arising under the laws of any jurisdiction anywhere in the world, whether statutory, common law, or otherwise) now existing and related to any of clauses (i) – (vii) above (or any other equivalent or similar type of proprietary intellectual property right arising from or related to intellectual property to the extent protectable by Applicable Law).

“Intervening Event” means a material fact, event, change, development or circumstance that was not known (or if known, the magnitude or material consequences of which were unknown and not reasonably foreseeable) by the Company Board as of the date hereof, and which fact, event, change, development or circumstances (or consequences thereof) becomes known to the Company Board after the date hereof and prior to obtaining the Company Stockholder Approval.

“Knowledge of the Company” means the actual knowledge of each of Eric Gatoff and Robert Steinberg.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

“Material Contract” means any of the following Contracts (together with any Contract of the type described in subclauses (i) through (xix) entered into after the date of this Agreement and prior to the Closing) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets or businesses are legally bound:

(i)                 any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K that constitute a Company Benefit Plan) with respect to the Company and its Subsidiaries, taken as whole, or any Contract that is required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(ii)                any Contract with a Top Supplier or Top Customer;

(iii)               any Contract containing any covenant limiting the right of the Company or any of its Subsidiaries to (A) engage in any line of business, (B) own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses or (C) solicit, hire, engage, retain or employ any Person’s current or former employees, in each case, other than (1) any such Contracts that may be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less or (2) solely in the case of clauses (A) and (C), standard geographic area restrictions contained in the Company Franchise Agreements and any other restrictions that are not material to the Company and its Subsidiaries, taken as a whole;

(iv)               any Contract that limits the ability of the Company or its Subsidiaries to enter into a line of business or operate in any geographic area or market segment (including as a result of restrictions on the use of Company Intellectual Property) or that provides for exclusivity in connection with any of the foregoing, other than standard geographic area restrictions contained in the Company Franchise Agreements;

(v)                any Contract containing “most favored nation” or similar provisions that are material to the Company, other than any such Contracts that may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less;

(vi)               any Contract (other than the Confidentiality Agreement) containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire (or agreed to cause any other Person not to acquire) assets or securities of a Person;

(vii)            any Contract (A) containing any “earn-out” provisions or other contingent payment obligations that would reasonably be expected to result in payment obligations by the Company or any of its Subsidiaries after the date of this Agreement or (B) under which the Company or any of its Subsidiaries has continuing obligations (1) relating to the disposition or acquisition of assets by the Company or any of its Subsidiaries with a fair market value in excess of two hundred fifty thousand Dollars ($250,000) other than in the ordinary course of business consistent with past practice; or (2) pursuant to which the Company or any of its Subsidiaries acquired and currently holds an ownership interest in any other Person or other business enterprise, other than any of the Subsidiaries of the Company, with such ownership interest having a fair market value in excess of two hundred fifty thousand Dollars ($250,000);

(viii)             any Contract under which the Company or any of its Subsidiaries has continuing obligations and involve payments after the date of this Agreement in excess of two hundred fifty thousand Dollars ($250,000) per annum;

(ix)               any Contract (A) with respect to Indebtedness for borrowed money; (B) providing for Indebtedness (other than for borrowed money) in excess of two hundred fifty thousand Dollars ($250,000); (C) providing for Indebtedness comprising guarantees of third party obligations or liabilities in excess of one hundred thousand Dollars ($100,000); or (D) that creates or grants a Lien on any material property or material asset of the Company or any of its Subsidiaries other than Permitted Liens (excluding, for the avoidance of doubt, intercompany loans between the Company and any of its Subsidiaries or between any Subsidiaries of the Company);

(x)                 any Contract obligating the Company or any of its Subsidiaries to make any capital commitment or capital expenditure in an amount in excess of five hundred thousand Dollars ($500,000) that may not be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less;

(xi)                any (A) Real Property Lease or (B) Contract relating to the future or potential acquisition, development, sale or lease of a restaurant or real property, under which the Company and its Subsidiaries owe an amount in excess of two hundred fifty thousand Dollars ($250,000), and that may not be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less;

(xii)              any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries or prohibits the pledging of capital stock of the Company or any of its Subsidiaries;

(xiii)              any Contract pursuant to which the Company or any of its Subsidiaries grants to a third party a license to any Company Intellectual Property or a third party grants to the Company or any of its Subsidiaries a license to any Intellectual Property owned by such third party, in each case, other than (A) Contracts involving payments of less than two hundred fifty thousand Dollars ($250,000) in the aggregate, (B) non-exclusive licenses granted to Company Franchisees and (C) non-exclusive licenses granted in the ordinary course of business consistent with past practice;

(xiv)             any employment, consulting, services, severance, termination, bonus or incentive compensation, deferred compensation or other compensatory Contract that (A) provides for annual compensation in excess of three hundred fifty thousand Dollars ($350,000); and (B) is not terminable on ninety (90) days or less notice without liability for any penalty or severance payment;

(xv)              any Contract providing for indemnification of any officer, director or employee by the Company or any of its Subsidiaries;

(xvi)             any collective bargaining agreement or other similar Contract with a labor union, works council, or labor organization;

(xvii)            any Contract with any Governmental Authority that involves amounts of two thousand and fifty Dollars ($250,000) or more;

(xviii)           any Contract that involves a joint venture or partnership (it being understood that this clause (xviii) does not include commercial arrangements where there is no joint ownership by the Company or any of its Subsidiaries and the counterparty of equity in a Person); and

(xix)              any Contract containing a commitment or agreement to enter into any of the foregoing.

“NASDAQ” means the Nasdaq Global Select Market.

“Order” means any order, judgment, judicial decision, decree (including any consent decree or similar agreed order or judgment), injunction, ruling, award, settlement, stipulation, writ or verdict, whether civil, criminal or administrative, in each case, that is entered, issued or rendered by any Governmental Authority of competent jurisdiction (whether temporary, preliminary or permanent).

“Organizational Documents” means the certificate or articles of incorporation, bylaws, certificate or articles of formation, partnership agreement, limited liability company agreement, operating agreement, declaration of trust and all other similar documents, instruments or certificates of a Person.

“Parent Board” means the Board of Directors of the Parent.

“Parent Termination Fee” means an amount equal to $7,407,270.

“Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which an adequate reserve is reflected in the Company’s financial statements in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which an adequate reserve is reflected in the Company’s financial statements in accordance with GAAP; (iii) liens imposed by Applicable Law (other than Laws in respect of Tax) for amounts not yet due and payable; (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Laws; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, charges, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case, that do not adversely affect in any material respect the current occupancy and use of the applicable property; (vii) any non-exclusive licenses of any Intellectual Property entered into in the ordinary course of business (including Company Franchise Agreements); (viii) mortgages, pledges and other liens pursuant to the Company Credit Facility (and any refinancing, extension, renewal or replacement thereof); (ix) statutory, common Law or contractual liens securing payments not yet due and payable, including liens of landlords or lessors pursuant to the terms of any lease or liens against the interests of the landlord or owner of any leased real property unless caused by the Company or any of its Subsidiaries; (x) liens arising in the ordinary course of business with respect to surety bonds and supporting letters of credit; (xi) liens (or other encumbrances of any type) that do not materially and adversely affect the current use of the applicable property; or (xii) liens (or other encumbrances of any type) that do not secure a monetary obligation reflected in the Company SEC Documents prior to the date hereof.

“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

“Personal Information” means any Company Information relating to an identified or identifiable natural person, including, any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household.

“President” means the President of the United States.

“Privacy Commitments” means all (i) Privacy Laws; (ii) the Company’s privacy policies, notices, or statements published by Company or its Subsidiaries; (iii) internal policies, procedures or standards of Company or its Subsidiaries; (iv) binding industry standards with respect to the security of Systems and the privacy, security, and other processing of Personal Information (including the Payment Card Industry Data Security Standard); and (v) Contracts to which the Company or its Subsidiaries is bound to the extent related to the collection, use, disclosure, sale, licensing, transfer, security, storage, retention, disposal or other processing of Personal Information.

“Privacy Laws” means any Applicable Laws relating to the privacy, confidentiality, protection, transfer, disclosure, sale or security of Personal Information or Systems.

“Proceeding” means any claim, action, charge, lawsuit, litigation, arbitration or other similar legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); (iii) registered Copyrights and applications for Copyright registration; and (iv) internet domain names.

“Relationship Laws” means any Laws regulating Franchise termination, non-renewal, unfair practices or other aspects of the relationship between franchisors and franchisees, including the requirements under such Laws with respect to notice of default, time to cure and the actual termination of any Company Franchisee or business opportunity operator.

“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, or disposing into, onto or through the environment (including ambient air, surface water, ground water, land surface or subsurface strata).

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than fifty percent (50%) of such securities or ownership interests, in each case, are at the time directly or indirectly owned by such first Person.

“Superior Proposal” means any written Acquisition Proposal (with all references to “20%” in the definition of Acquisition Proposal being deemed to be references to “50%”) on terms that the Company Board (or any committee thereof) has determined in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account the changes, if any, to the terms of this Agreement proposed by Parent pursuant to Section 6.02(e), that (i) if consummated, would be more favorable, from a financial point of view, to the Company’s stockholders than the Merger and other transactions contemplated herein (taking into account all relevant legal, regulatory, financial, timing, financing and other aspects of such Acquisition Proposal as the Company Board (or any committee thereof) deems appropriate (including any conditions relating to financing, stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition)) and (ii) is reasonably likely to be, and is reasonably capable of being, consummated in accordance with its terms.

“Systems” means all of the following that are owned by, used or relied on by the Company and its Subsidiaries: (i) software and software engines, (ii) computer hardware (whether general or special purpose), (iii) websites, website content and links, (iv) equipment used to process, store, maintain and operate data, database operating systems and electronic data processing, record keeping and communications, (v) telecommunications systems, networks, interfaces, platforms, servers, peripherals and computer systems and (vi) other information technology infrastructure, including any outsourced systems and processes.

“Tax” means any U.S. federal, state, local and non-U.S. taxes, assessments and similar governmental charges and impositions in the nature of a tax imposed by a Governmental Authority (including taxes based upon or measured by gross receipts, income, profits, gains, sales, use, or occupation, value added, ad valorem, transfer, franchise, wage or other withholding, payroll, estimated, severance, employment, unemployment, social security (or similar), workers’ compensation, excise, property, government pension plan, accumulated earnings, premiums, conveyance, net worth, capital stock, stamp, personal holding company, goods and services, environmental customs duties, registration, alternative, add-on minimum) together with any interest, penalties and additions to tax imposed thereon.

“Tax Return” means any return, declaration, report, statement, or information return required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means the U.S. Internal Revenue Service and any other Governmental Authority responsible for the administration, imposition, or collection of any Tax.

“Termination Fee” means either the Company Termination Fee or the Parent Termination Fee.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than the Company, Parent or any of their respective Affiliates or Representatives (in such capacity).

“Transaction Litigation” means any Proceeding commenced or threatened against a party hereto, its Affiliates or its or their respective directors or officers or otherwise relating to, involving or affecting such party or its Affiliates or such directors or officers, in each case in connection with, arising from or otherwise relating to this Agreement or the transactions contemplated herein, other than a Proceeding solely among the parties related to this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any similar Law.

“Willful Breach” means an intentional and material breach, or an intentional and material failure to perform, in each case that is the consequence of an act or omission by a party hereto with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.02(d)
Agreement	Preamble
Alternative Acquisition Agreement	6.02(a)
Anti-Takeover Laws	4.03(c)
Benefits Continuation Period	6.06(a)
Board Recommendation	4.03(a)
Capitalization Date	4.06(a)
Certificate of Merger	2.02(a)
Certificates	2.03(a)
Closing	2.01
Company	Preamble
Company Disclosure Letter	Article 4
Company Franchise	4.19(a)
Company Franchise Agreements	4.19(a)
Company Qualified Plan	6.06(e)
Company Welfare Plan	6.06(f)
Company Securities	4.06(c)
Company Stockholder Approval	4.02
Confidentiality Agreement	6.12
Continuing Employee	6.06(a)
Covered Persons	6.08(a)
Current Premiums	6.08(c)
DGCL	Recitals
Effective Time	2.02(b)
End Date	8.01(c)
Enforceability Exceptions	4.02
Fairness Opinion	4.03(b)
Franchise Schedule Period	4.19(e)

Term	Section
Indemnification Agreements	6.08(a)
Leased Real Property	4.13(b)
License Extension	8.02(d)
Licensed Intellectual Property	4.15(b)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	4.18(b)
Multiple Employer Plan	4.18(b)
Notice of Change of Recommendation	6.02(e)(ii)
Notice of Change Period	6.02(e)(iii)
Option Consideration	2.06(a)
Other Anti-Bribery Laws	4.24
Owned Real Property	4.13(a)
Parent	Preamble
Paying Agent	2.04(a)
Payment Fund	2.04(a)
Per Share Merger Consideration	2.03(a)
Proxy Statement	6.03(a)
Proxy Statement Clearance Date	6.03(c)
Real Property Leases	4.13(b)
RSU Award Payment	2.06(b)
Sanctions	4.25(a)
Shareholder Voting Agreement	Recitals
Significant Subsidiary	4.07(d)
Stockholders’ Meeting	6.03(c)
Subsidiary Securities	4.07(b)
Top Customers	4.26(b)
Top Suppliers	4.26(a)
Surviving Corporation	2.02(c)

Section 1.02            Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term defined in this Agreement shall be deemed also to define the corollary plural definition, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case, as amended from time to time. References to “$” and “dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. Accounting terms used, but not specifically defined, in this Agreement shall be construed in accordance with GAAP. The phrases “made available”, “furnished” or similar phrases as used in this Agreement shall mean that the subject documents were either posted in the “Project Cyclone” data room maintained by the Company or delivered to Parent or its accountants, attorneys or other agents in each case by 5:00 p.m. Eastern Time on the day prior to the date hereof. If the day by which an action is required or permitted to be taken under the Agreement is a non-Business Day, then such action may be taken on the next succeeding Business Day.

Article 2
THE MERGER

Section 2.01            The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., Eastern time, on the date that is as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be by the electronic exchange of signatures and documents and, to the extent physical exchange and delivery is required, at the offices of Hunton Andrews Kurth LLP, 951 E. Byrd Street, Richmond, VA 23219, unless another place is agreed to in writing by the parties hereto.

Section 2.02            The Merger.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the Closing, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and delivered to the Secretary of State of the State of Delaware for filing as provided in the DGCL.

(b)            The Merger shall become effective on such date and at such time when the Certificate of Merger has been filed with the Secretary of State of the State of Delaware, or at such later time and date as may be agreed by the parties in writing and specified in the Certificate of Merger (the “Effective Time”).

(c)            At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL.

Section 2.03            Conversion of Shares. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of Parent, Merger Sub or the Company:

(a)            except as otherwise provided in Section 2.03(b), Section 2.03(c) or Section 2.05, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically canceled and converted into the right to receive $102.00 in cash without interest (the “Per Share Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate formerly representing any such shares of Company Common Stock (each a “Certificate” and collectively the “Certificates;” provided, however, that any references herein to “Certificate” or “Certificates” are deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock) shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration for each share upon surrender of such Certificate in accordance with Section 2.04;

(b)            each share of Company Common Stock owned or held in treasury by the Company and any shares of Company Common Stock owned by Parent or Merger Sub (or any of their respective Affiliates) immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(c)            each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one fully paid, nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.04            Surrender and Payment.

(a)            Prior to the Effective Time, Parent shall appoint Equiniti Trust Company, LLC, or one of its Affiliates, as the paying agent (or such other nationally recognized paying agent designated by Parent and reasonably acceptable to the Company) (the “Paying Agent”) to act as agent for the Company’s stockholders who shall become entitled to receive the Per Share Merger Consideration. Prior to the Effective Time, the Company and Parent shall enter into a paying agent agreement with the Paying Agent, which agreement shall set forth the duties, responsibilities and obligations of the Paying Agent consistent with the terms of this Agreement and otherwise reasonably acceptable to the Company and Parent. Parent shall pay, or cause to be paid, all charges and expenses of the Paying Agent in connection with the exchange of shares of Company Common Stock for the Per Share Merger Consideration.

(b)            At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent the aggregate Per Share Merger Consideration (the “Payment Fund”). To the extent such fund diminishes for any reason below the level required to make prompt payment of the aggregate Per Share Merger Consideration, Parent and the Surviving Corporation shall promptly replace or restore, or cause to be replaced or restored, the shortfall in such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments as promptly as reasonably practical. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, that (i) no such investment or losses thereon shall relieve Parent from making the payments required by this Article 2 or affect the amount of the aggregate Per Share Merger Consideration payable hereunder, and following any losses Parent shall promptly provide additional funds to the Paying Agent in the amount of any such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall be in short-term obligations of the United States with maturities of no more than thirty (30) days, or guaranteed by, and backed by the full faith and credit of, the United States. Any and all interest or other amounts earned with respect to such funds shall become part of the Payment Fund and shall be paid to the Surviving Corporation on the earlier of twelve (12) months after the Closing Date or the full payment of the aggregate Per Share Merger Consideration. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock and the payment of the Per Share Merger Consideration in respect of such shares. Promptly after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), Parent shall send, or shall cause the Paying Agent to send, to each record holder of shares of Company Common Stock immediately prior to the Effective Time whose shares were converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.03(a) a letter of transmittal and instructions in customary forms reasonably satisfactory to the Company prior to the Effective Time (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates (or affidavits of loss in lieu of the Certificates pursuant to Section 2.09) to the Paying Agent for use in such exchange).

(c)            Each holder of shares of Company Common Stock that have been converted into the right to receive the Per Share Merger Consideration shall be entitled to receive the Per Share Merger Consideration in respect of each share of Company Common Stock represented by a Certificate, promptly, upon (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent, or (ii) in the case of a book-entry transfer of shares of Company Common Stock, receipt of a customary “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), and, in each case, delivery to the Paying Agent of such other documents as may reasonably be requested by the Paying Agent. Until so surrendered or transferred, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Per Share Merger Consideration. No interest shall be paid or accrued for the benefit of any holder of Company Common Stock on any amount payable upon the surrender or transfer of any Certificate.

(d)            If any portion of the Per Share Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(e)            All Per Share Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to Paying Agent or the Surviving Corporation, they shall be canceled and exchanged for the Per Share Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(f)             Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock on the date that is twelve (12) months after the Closing Date shall be delivered to Parent or the Surviving Corporation, as determined by Parent, and any such holder who has not exchanged shares of Company Common Stock for the Per Share Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to the Surviving Corporation as general creditors thereof for payment of the Per Share Merger Consideration, without interest. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding anything in this Agreement to the contrary, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Company Common Stock or any Company Equity Awards for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Law.

Section 2.05            Dissenting Shares. Notwithstanding Section 2.03, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the adoption of this Agreement or consented thereto in writing, who is entitled to appraisal under the DGCL and who has properly exercised appraisal rights for such shares in accordance with Section 262 of the DGCL, shall not be converted into a right to receive the Per Share Merger Consideration but instead shall be entitled only to payment for such shares determined in accordance with Section 262 of the DGCL following which such shares shall automatically be canceled and shall cease to exist; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 2.08, less any amounts previously paid to such holder pursuant to Section 262(h) of the DGCL), in accordance with Section 2.03(a), without interest thereon, upon surrender of such Certificate formerly representing such shares. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice, or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relate to such demand, and Parent shall have the opportunity and right to participate in and control all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, settle, compromise, or waive any holder’s failure to comply with the DGCL, or offer or agree to do any of the foregoing.

Section 2.06            Company Equity Awards.

(a)            Company Stock Options. Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company Stock Option, whether or not vested and exercisable, that is outstanding and unexercised immediately prior to the Effective Time, shall be automatically converted into the right to receive from Parent or the Surviving Corporation an amount in cash equal to the product obtained by multiplying (i) the excess, if any, of the Per Share Merger Consideration over the per share exercise price of such Company Stock Option, by (ii) the aggregate number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time (such product, the “Option Consideration”). From and after the Effective Time, Company Stock Options shall no longer represent the right to purchase shares of Company Common Stock by the former holder thereof, but shall only entitle such holder to the payment of the Option Consideration, if any. Payments of the Option Consideration shall be paid by the later of (1) the first payroll date after the Effective Time or (2) three (3) Business Days after the Effective Time. All payments provided pursuant to this Section 2.06(a) shall be made through the Company’s payroll systems, subject to withholding in accordance with the provisions of Section 2.08. If the exercise price per share of any Company Stock Option equals or exceeds the Per Share Merger Consideration, the Option Consideration therefor shall be zero, such Company Stock Options shall be cancelled and none of Parent, the Surviving Corporation or any of their Affiliates shall have any obligation to make any payments or provide any other consideration to the holders in respect of such Company Stock Options.

(b)            Company Restricted Stock Units. Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company RSU shall be deemed to have been earned and become fully vested (in the case of any performance based award, with the applicable performance metrics at the target level), shall not be continued, assumed or substituted by Parent, Merger Sub or the Surviving Corporation in the Merger and shall be canceled and extinguished as of the Effective Time and, in exchange therefor, each former holder of any such Company RSU shall have the right to receive from Parent or the Surviving Corporation an amount in cash equal to the product obtained by multiplying (i) the number of shares of Company Common Stock subject to such Company RSU by (ii) the Per Share Merger Consideration (such amount, the “RSU Award Payment”). Any dividend equivalents earned prior to the Effective Time will be paid in cash as soon as administratively practicable following settlement of the Company RSUs. From and after the Effective Time, each Company RSU shall no longer represent the right to receive shares of Company Common Stock by the former holder thereof, but shall only entitle such holder to the payment of the RSU Award Payment. The RSU Award Payments shall be paid by the later of (1) the first payroll date after the Effective Time or (2) three (3) Business Days after the Effective Time. All payments provided pursuant to this Section 2.06(b) shall be made through the Company’s payroll systems, subject to withholding in accordance with the provisions of Section 2.08.

(c)             As soon as reasonably practicable following the date hereof and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the 2019 Stock Incentive Plan or the 2010 Stock Incentive Plan) shall adopt such resolutions and take such actions that are necessary for the treatment of the Company Equity Awards pursuant to this Section 2.06, which resolutions will also provide that such Company Equity Awards and the 2019 Stock Incentive Plan and 2010 Stock Incentive Plan shall terminate conditioned upon, and effective immediately prior to, the Effective Time and the holders thereof will be entitled only to the amount, if any, specified herein in respect thereof.

Section 2.07            Adjustments. If, during the period between the date hereof and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Per Share Merger Consideration and any other amounts payable pursuant to Article 2 of this Agreement shall be adjusted to equitably provide holders of the Company Common Stock the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.07 shall be construed to permit the Company or any of its Subsidiaries to take any action with respect to its securities that is otherwise prohibited or restricted by the terms of this Agreement, including Section 6.01.

Section 2.08           Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement (including any holder of Company Common Stock or a Company Equity Award who is entitled to receive a payment pursuant to this Agreement) such amounts as it is required to deduct or withhold with respect to the making of such payment under any provision of any Applicable Law in respect of Taxes. To the extent that amounts are so deducted or withheld and are paid to the applicable Taxing Authority in accordance with Applicable Law by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be (or caused to be so paid), such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. If the Company, the Surviving Corporation or Parent determine that any amounts are required to be deducted or withheld (other than any deduction or withholding with respect to any payments constituting compensation for services or any backup withholding), the Company, the Surviving Corporation or Parent shall use commercially reasonable efforts to, prior to deducting or withholding such amounts, notify each other in respect of such determination and shall provide a reasonable opportunity for the Person subject to such deduction or withholding to establish or obtain any exemption from or reduction in the amount of any such deduction or withholding that otherwise would be required.

Section 2.09           Lost Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond (in customary and reasonable sum), the Per Share Merger Consideration payable in respect thereof pursuant to this Article 2.

Article 3
THE SURVIVING CORPORATION

Section 3.01            Certificate of Incorporation. By virtue of the Merger, at the Effective Time, the certificate of incorporation of the Company shall be amended and restated to read in its entirety as set forth on Exhibit A hereto (which contains such provisions as are necessary to give full effect to Section 6.08(a) hereof), and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02            Bylaws. By virtue of the Merger, at the Effective Time, the bylaws of the Company shall be amended and restated to read in their entirety as the bylaws of Merger Sub in effect immediately prior to the Effective Time (which contain such provisions as are necessary to give full effect to Section 6.08(a) hereof), except the references to Merger Sub’s name shall be replaced by references to “Nathan’s Famous, Inc.”, and as so amended shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03            Directors and Officers. The parties hereto shall take all actions necessary so that, from and after the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, and shall hold such office until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, and (b) the officers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the officers of the Surviving Corporation, and shall hold such office until the earlier of their death resignation or removal or until their respective successors are duly appointed and qualified.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article 4, except (a) as disclosed in the Company SEC Documents filed by the Company with the SEC on or after January 1, 2024, and at least one (1) Business Day prior to the date of this Agreement (other than any disclosures contained under the captions “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk”, disclosure set forth in any “forward-looking statements” disclaimer or any other disclosures that are predictive or forward-looking in nature (other than any factual or historical information contained therein)) and including any exhibits or schedules thereto, provided, however, that nothing disclosed in such Company SEC Documents shall be deemed to qualify or modify the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.03, Section 4.06 or Section 4.29; or (b) as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement prior to the execution hereof (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01            Organization and Good Standing.

(a)             The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing (to the extent the applicable jurisdiction recognizes such concept) in each jurisdiction where the character of its properties owned or leased by it or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)             True and complete copies of the Company Organizational Documents, each as in effect on the date of this Agreement, are included in the Company SEC Documents.

Section 4.02            Corporate Power; Enforceability. The Company has all requisite corporate power and authority to enter into, deliver and perform its obligations under this Agreement and consummate the transactions contemplated herein, subject to the accuracy of the representations and warranties in Section 5.11 and, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the accuracy of the representations and warranties in Section 5.11 and, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval. Subject to the accuracy of the representations and warranties in Section 5.11, the only vote of holders of any class or series of capital stock of the Company necessary to adopt and approve this Agreement and to consummate the Merger and the transactions contemplated by this Agreement (under Applicable Law, the Company Organizational Documents or otherwise) is the adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of Company Common Stock, voting as a single class (such vote, the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (a) such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (such exceptions in clauses (a) and (b), the “Enforceability Exceptions”).

Section 4.03            Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a)            Company Board Approval. The Company Board has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company and the stockholders of the Company, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and declared it advisable that the Company enter into this Agreement and consummate the Merger and other transactions contemplated hereby, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and consummation of the Merger and other transactions contemplated hereby, (iv) subject to Section 6.02(e), determined to recommend that the stockholders of the Company approve the Merger and adopt this Agreement (the “Board Recommendation”), and (v) directed that this Agreement be submitted to a vote of the Company’s stockholders for purposes of obtaining the Company Stockholder Approval.

(b)            Fairness Opinion. The Company Board has received an opinion (the “Fairness Opinion”) from the Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications and limitations set forth therein, the Per Share Merger Consideration to be received by holders of shares of Company Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates).

(c)             Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 5.06 and Section 5.11 are true and correct, the Company Board has taken all necessary actions so that no “fair price,” “moratorium,” “control share acquisition,” “significant stockholder,” “interested stockholder” or other anti-takeover Law, including Section 203 of the DGCL (collectively, “Anti-Takeover Laws”), or any comparable anti-takeover provisions of the Company Organizational Documents, is applicable to or restricts or prohibits this Agreement, the Merger or any of the other transactions contemplated herein. The Company does not have in effect any “shareholder rights plan,” “poison pill” or similar arrangement that would restrict, prohibit or otherwise affect the consummation of the transactions contemplated herein.

Section 4.04            Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the transactions contemplated herein (a) do not violate or conflict with any provision of (i) the Company Organizational Documents (assuming the accuracy of the representations and warranties in Section 5.11) or (ii) the Organizational Documents of any of the Subsidiaries of the Company; (b) do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract or Governmental Authorization; (c) do not, assuming the Governmental Authorizations referred to in Section 4.05 are made and obtained, violate or conflict with any Order or Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (d) will not result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that (A) have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated herein or (B) result from actions contemplated by Section 6.01(c) of the Company Disclosure Letter.

Section 4.05            Requisite Governmental Approvals. No Governmental Authorization is required on the part of the Company in connection with (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the transactions contemplated herein, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including the filing of the Proxy Statement with the SEC and compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of NASDAQ; (iv) compliance with any applicable requirements of any applicable Antitrust Laws, including the HSR Act, or CFIUS; (v) any Government Authorizations that are required to effect the actions contemplated by Section 6.01(c) of the Company Disclosure Letter; and (vi) such other Governmental Authorizations the failure of which to obtain have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated herein.

Section 4.06            Company Capitalization.

(a)            The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock. As of 5:00 p.m., New York City time, on January 16, 2026 (such time and date, the “Capitalization Date”), (i) 4,094,405 shares of Company Common Stock were issued and outstanding; and (ii) 5,289,515 shares of Company Common Stock were held by the Company as treasury shares. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. From the Capitalization Date to the date of this Agreement, neither the Company nor any of the Subsidiaries of the Company has (1) issued or granted any Company Securities (other than vesting and settlement of Company Stock Options and Company RSUs granted prior to the Capitalization Date) or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Company Securities.

(b)            As of the Capitalization Date, the Company has reserved 173,392 shares of Company Common Stock for issuance pursuant to the Company Stock Plans. As of the Capitalization Date, there were (i) 130,000 shares of Company Common Stock subject to outstanding Company Stock Options; and (ii) 20,000 shares of Company Common Stock subject to outstanding Company RSUs. Section 4.06(b) of the Company Disclosure Letter sets forth a complete and correct list of (A) all outstanding Company Stock Options and (B) all outstanding Company RSUs, including, in each case, the number of shares of Company Common Stock underlying such Company Equity Awards, the name of the holder and the grant date. The Company Stock Options and Company RSUs set forth in Section 4.06(b) of the Company Disclosure Letter constitute all of the equity-based awards of the Company or any of its Subsidiaries outstanding as of the Capitalization Date. All Company Stock Options and Company RSUs may, by their terms or the terms of the Company Stock Plans, be treated in accordance with Section 2.06. All shares of Company Common Stock that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.

(c)             Except as set forth in Section 4.06(a) and Section 4.06(b) and for changes since the Capitalization Date pursuant to the vesting and settlement of Company Stock Options and Company RSUs granted and outstanding prior to the Capitalization Date, there are (i) no issued and outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; and (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other equity or voting interest in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively, the “Company Securities”).

(d)            The Company Stock Plans are the only plans or programs the Company or any of its Subsidiaries sponsors or maintains under which stock options, restricted stock awards, restricted stock units, stock appreciation rights or other equity-based awards or profit participation or similar rights are outstanding.

(e)             Other than the Shareholder Voting Agreement, there are no (i) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; or (ii) obligations or binding commitments of any character to which the Company is a party or by which it is bound (A) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company or (B) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities. As of the date of this Agreement, the Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends or other distributions with respect to any outstanding shares of Company Common Stock or other Company Securities.

Section 4.07            Subsidiaries.

(a)             Each of the Subsidiaries of the Company (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and (ii) has the requisite corporate or similar power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased by it or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            Section 4.07(b) of the Company Disclosure Letter sets forth each of the Subsidiaries of the Company existing as of the date of this Agreement, the direct owner of each such Subsidiary and the jurisdiction of organization of each such Subsidiary. Each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens). Each outstanding share, limited liability company interest, partnership interest or other equity interest of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable (to the extent applicable) and was issued free and clear of preemptive (or similar) rights. The Company does not own, directly or indirectly, any capital stock or other equity or voting interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity or voting interest of, any Person other than the Subsidiaries of the Company. No Subsidiary of the Company owns any Company Securities. Neither the Company nor its Subsidiaries is a party to any Contract pursuant to which it is obligated to make any investment (in the form of a subscription obligation, loan, capital contribution, credit enhancement, capital account funding obligation, assumption of Indebtedness or otherwise) in any Person (other than the Company with respect to its Subsidiaries). There are (i) no outstanding securities of any of the Subsidiaries of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any such Subsidiary; (ii) no outstanding options, calls, subscriptions, warrants or other rights or arrangements to acquire from any of the Subsidiaries of the Company, or that obligate any such Subsidiary to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any such Subsidiary; (iii) no obligations of any of the Subsidiaries of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any such Subsidiary; and (iv) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other equity or voting interest in, any of the Subsidiaries of the Company (the outstanding shares, limited liability company interests, partnership interests or other equity interests of each Subsidiary of the Company and the items in clauses (i), (ii), (iii) and (iv), collectively, the “Subsidiary Securities”).

(c)             There are no (i) voting trusts, proxies or similar arrangements or understandings to which the Company or any of the Subsidiaries of the Company is a party or by which the Company or any of the Subsidiaries of the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, any of the Subsidiaries of the Company; or (ii) obligations or binding commitments of any character to which the Company or any of the Subsidiaries of the Company is a party or by which it is bound (A) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, any of the Subsidiaries of the Company or (B) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of its Subsidiary Securities.

(d)             The Company has made available to Parent a true and complete copy of the Organizational Documents of each Subsidiary of the Company that is a “significant subsidiary” within the meaning of Rule 1.02(w) of Regulation S-X as promulgated by the SEC (each, a “Significant Subsidiary”), each as in effect as of the date of this Agreement. Each such Organizational Document of such Significant Subsidiary is in full force and effect. No Significant Subsidiary is in violation of any of the provisions of its Organizational Documents, except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.08           Company SEC Documents. Since March 27, 2023, and through the date of this Agreement, the Company has timely filed or furnished, as applicable, all Company SEC Documents with the SEC that have been required to be filed or furnished by it pursuant to Applicable Laws prior to the date of this Agreement. To the extent that any Company SEC Documents available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC contain redactions pursuant to a request for confidential treatment or otherwise, the Company has made available to Parent the full text of such Company SEC Documents. As of their respective filing or furnishing dates or, if amended or superseded by a subsequent filing or furnishing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing each of the Company SEC Documents complied (and each Company SEC Documents filed after the date of this Agreement will comply) in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, each as in effect on the date that such Company SEC Documents was or will be filed or furnished. As of its filing or furnishing date (or, if amended or superseded by a filing or furnishing prior to the date of this Agreement, on the date of such amended or superseded filing or furnishing), each Company SEC Documents did not contain (and with respect to each Company SEC Document filed after the date of this Agreement, will not contain) any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation. The Company is in compliance in all material respects with (a) all applicable rules and all current listing and corporate governance requirements of NASDAQ and (b) all applicable rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

Section 4.09            Company Financial Statements; Internal Controls.

(a)             Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company filed with the Company SEC Documents (i) were prepared from, and are in accordance with, the books and records of the Company, (ii) complied in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, as may be permitted by the SEC for quarterly reports on Form 10-Q), and (iv) fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof for the periods referred to therein, subject, in the case of unaudited interim financial statements, to normal and recurring year-end audit adjustments.

(b)            Off Balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture or off-balance sheet partnership, or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose, or limited purpose entity or Person, on the other hand, or similar “off-balance sheet arrangements”), where the result, purpose, or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(c)             Disclosure Controls and Procedures. The Company has designed and maintains a system of “internal control over financial reporting” (as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Company’s financial statements in accordance with GAAP. The Company’s disclosure controls and procedures are reasonably designed and maintained to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since March 27, 2023, through the date of this Agreement, no events, facts or circumstances have occurred such that management would not be able to complete its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act when next due, and conclude, after such assessment, that such system was effective. Since March 27, 2023, through the date of this Agreement, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications as of the date of this Agreement. Since March 27, 2023, through the date of this Agreement, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiencies or material weakness in the system of internal control over financial reporting used by the Company and its Subsidiaries; or (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries. Since March 27, 2023, through the date of this Agreement no written complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters, including from employees of the Company or its Subsidiaries, regarding questionable accounting, auditing or legal compliance matters have been received by the Company.

Section 4.10            No Undisclosed Liabilities.

(a)             Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any kind, whether or not accrued, contingent or otherwise, except for such liabilities or obligations (i) specifically reflected or reserved against in the Company Balance Sheet included in the Company SEC Documents filed prior to the date hereof; (ii) that were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; (iii) arising pursuant to this Agreement or incurred in connection with the negotiation of this Agreement and the transactions contemplated herein; or (iv) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            Neither the Company nor any of its Subsidiaries has any outstanding Indebtedness for borrowed money, other than any amounts borrowed under the Company Credit Facility.

Section 4.11            Absence of Certain Changes.

(a)             Since March 30, 2025, through the date of this Agreement, except for the negotiation, execution and performance of this Agreement and the transactions contemplated herein, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice.

(b)            Since March 30, 2025, there has not been any change, event, effect, development, condition, occurrence or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)             Since March 30, 2025, through the date of this Agreement, there has not been any event, occurrence or action that, if taken after the execution and delivery of this Agreement without Parent’s consent, would constitute a breach of any of the covenants in clauses (i), (ii), (iii), (iv), (v), (vii) or (xxiv) (solely as it relates to the foregoing clauses) of Section 6.01(b).

Section 4.12            Material Contracts.

(a)             List of Material Contracts. Except as filed as exhibits to the Company SEC Documents, Section 4.12(a) of the Company Disclosure Letter contains a true and complete list of all Material Contracts (except for Company Benefit Plans or as set forth on Section 4.18(a) of the Company Disclosure Letter), as in effect as of the date of this Agreement.

(b)             Validity. Each Material Contract (other than any Material Contract that has expired in accordance with its terms after the date of this Agreement) is valid and binding on the Company or each Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except where the failure to be valid and binding and in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where the failure to fully perform has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No condition exists or event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the date of the Company Balance Sheet through the date of this Agreement, none of the Company or any of its Subsidiaries has received written notice of any violation of or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) or intent to terminate or cancel any Material Contract, except for violations, defaults, terminations or cancellations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13            Real Property.

(a)             Section 4.13(a) of the Company Disclosure Letter sets forth a true and complete list of all real property and interests in real property owned in fee simple by the Company or any of its Subsidiaries (the “Owned Real Property”), together with the name of the owner thereof and street address of such real property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good, valid and marketable title, in fee simple, free and clear of all Liens other than Permitted Liens, to the Owned Real Property (including the buildings, structures and other improvements thereon and fixtures thereto).

(b)             Section 4.13(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each lease, and any material licenses, subleases and occupancy agreements and all other agreements related thereto, including amendments, modifications, guarantees and subordination, non-disturbance and attornment agreements (the “Real Property Leases”), with respect to all property leased, licensed, subleased or otherwise used or occupied by the Company or its Subsidiaries (the “Leased Real Property”), together with the parties thereto, the effective date of the same and the street address of such real property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has a good and valid leasehold estate in the Leased Real Property, free and clear of all Liens, except for Permitted Liens, and (ii) the Real Property Leases are legal, valid, binding and in full force and effect, subject to the Enforceability Exceptions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice that it is currently in default under any Real Property Lease and no event or condition has occurred since March 27, 2023, or currently exists, which constitutes or could constitute (with or without notice, the happening of any event and/or the passage of time) a default or breach in any material respect under any Real Property Lease on the part of the Company or its applicable Subsidiary, or, to the Knowledge of the Company, the other party thereto.

Section 4.14            Environmental Matters. The Company and its Subsidiaries are, and since March 27, 2023, have been, in material compliance with Environmental Laws and Environmental Permits that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries as presently conducted; (b) since March 27, 2023, to the date of this Agreement, no notice of violation, request for information, demand, consent agreement or order related to any Environmental Law has been received by the Company or any of its Subsidiaries from any Governmental Authority, the substance of which has not been resolved; (c) no Proceeding or claim is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries under, or alleging that the Company or any of its Subsidiaries have any liability with respect to, any Environmental Law; (d) to the Knowledge of the Company, there are no Hazardous Substances present at, on or underneath any real property currently or formerly owned or operated by the Company or its Subsidiaries in amount or condition that would reasonably be expected to result in any material liability or any remedial obligation on the part of the Company or any of its Subsidiaries pursuant to any Environmental Law; (e) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has Released any Hazardous Substance on or under real property currently owned, leased or operated by the Company or any of its Subsidiaries in quantities or concentrations that require remediation by the Company or any of its Subsidiaries pursuant to any Environmental Law, (f) to the Knowledge of the Company, there are no underground storage tanks, underground piping, or disposal areas on, under, at or in any way affecting any real property currently or formerly owned or operated by the Company or its Subsidiaries in noncompliance with Environmental Law or that require remediation pursuant to any Environmental Law; (g) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has arranged for the disposal or treatment of any Hazardous Substances at any location that has resulted in or that could reasonably be expected to result in any liability or obligation on the part of the Company or any of its Subsidiaries pursuant to any Environmental Law and (h) neither the Company nor any of its Subsidiaries has expressly assumed by Contract, or provided any contractual indemnity to a third party for, any outstanding liability of a third party under Environmental Law.

Section 4.15            Intellectual Property.

(a)             Section 4.15(a) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of all Company Registered Intellectual Property. Since March 27, 2023, the Company has maintained all Company Registered Intellectual Property in the ordinary course consistent with reasonable business practices, except for any such failure to maintain that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)             Section 4.15(b) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of all licenses of Intellectual Property (other than licenses concerning commercially available off-the-shelf software) granted by third parties to the Company or any of its Subsidiaries that are material to the business of the Company and its Subsidiaries, taken as a whole, including agreements concerning the ownership of particular recipes and the ownership and/or manufacture of an ingredient specifically designed for the Company (i.e., ingredients that are not readily commercially available) (“Licensed Intellectual Property”). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries: (i) is the owner of all right, title and interest in and to each item of Company Intellectual Property free and clear of all Liens (other than Permitted Liens) and (ii) is entitled to use and exploit each item of Licensed Intellectual Property, which right, to the Knowledge of the Company, is valid, sufficient and enforceable for the current operation of the business of the Company and its Subsidiaries. All material Company Registered Intellectual Property (other than applications therefor) is unexpired, subsisting and, to the Knowledge of the Company, valid and enforceable in all material respects (except with respect to any registered trademarks which are not in current use). Immediately after the Closing, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Licensed Intellectual Property and all recipes used by the Company or its Subsidiaries will remain available for use by the Company and its Subsidiaries on the same terms and conditions as in effect immediately prior to the Closing.

(c)             Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no Proceedings pending or, to the Knowledge of the Company, threatened in writing by any Person against the Company or any of its Subsidiaries alleging infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property of such Person or challenging the ownership, validity or enforceability of any Company Intellectual Property.

(d)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or violate any Intellectual Property of any Person and (ii) to the Knowledge of the Company, as of the date of this Agreement, no Person is infringing, misappropriating or violating any Company Intellectual Property.

(e)             Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries take (and since March 27, 2023, have taken) commercially reasonable actions to protect and enforce the Company Intellectual Property, including such commercially reasonable actions as are necessary to maintain the confidentiality of the material trade secrets forming a part of the Company Intellectual Property. To the Knowledge of the Company, no material trade secrets have been disclosed or authorized to be disclosed to any Person, other than in the ordinary course of business pursuant to an enforceable written confidentiality and non-disclosure agreement.

Section 4.16            Data Privacy and Security. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)            The Company and its Subsidiaries and their respective officers and employees are, and since March 27, 2023, have been, in compliance with all applicable Privacy Commitments. To the Knowledge of the Company, all Personal Information collected, processed, transferred, disclosed, shared, stored, protected or used by the Company or its Subsidiaries, or shared with a third party, in connection with the operation of their respective businesses is, and since March 27, 2023, has been, collected, processed, transferred, disclosed, shared, stored, protected and used by the Company, its Subsidiaries or third parties acting on their behalf in accordance with all applicable Privacy Commitments. No disclosures made in any privacy policies, notices, or statements published by the Company or its Subsidiaries have been inaccurate, misleading or deceptive. The Company has not sold, licensed or rented any Personal Information to a third party for monetary or other valuable consideration. To the Knowledge of the Company, the Company and its Subsidiaries are not, and since March 27, 2023, have not been, (i) under audit or investigation by any Governmental Authority regarding the Company’s compliance with applicable Privacy Commitments or (ii) subject to any third-party notification, claim, demand, audit or action in relation to the Company’s collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Information.

(b)            The Company and its Subsidiaries (i) have implemented and maintain commercially reasonable technical, physical, and organizational measures intended to protect against and identify anticipated threats or hazards to, the security, confidentiality, integrity and availability of Personal Information, Company Information and Systems, including a commercially reasonable incident response plan and backup procedures, and (ii) have commercially reasonable procedures in place designed to remediate (A) Information Security Incidents and (B) audit or security assessment findings deemed to be a material, critical or high risk to the effectiveness of the foregoing. The Company and its Subsidiaries have fully remediated any and all material, critical or high-risk security vulnerabilities associated with Systems for which the Company or its Subsidiaries have or should reasonably have become aware. To the Knowledge of the Company, there are no vulnerabilities existing in Systems that would reasonably be expected to cause an Information Security Incident.

(c)             To the Knowledge of the Company, since March 27, 2023, the Company and its Subsidiaries have not experienced any Information Security Incident involving the Company or any of its Subsidiaries or third parties that process Company Information on behalf of the Company or its Subsidiaries. To the Knowledge of the Company, since March 27, 2023, no circumstance has arisen in which applicable Privacy Laws would require the Company or its Subsidiaries to notify a person or Governmental Authority of a “breach of security” (or similar term such as “security breach”) as defined by applicable Privacy Laws.

Section 4.17            Tax Matters.

(a)             Each of the Company and its Subsidiaries has timely filed or caused to be timely filed (taking into account valid extensions) all income and other material Tax Returns required to be filed by it and each such Tax Return is true, correct and complete in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Returns (other than automatic extensions requested in the ordinary course of business).

(b)             The Company and each of its Subsidiaries has timely paid, or has adequately reserved (in accordance with GAAP) for the payment of, all income and other material Taxes that are required to be paid by it (whether or not shown on any Tax Return).

(c)             All material amounts collected or withheld by the Company or any of its Subsidiaries for the payment of Taxes have been, or will be, timely remitted to the Taxing Authority to whom such payment is due, and each of the Company and its Subsidiaries has withheld all material Taxes required to have been withheld by it.

(d)            Neither the Company nor any of its Subsidiaries has executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired, and no requests for any such waivers have been made that are still pending.

(e)             Neither the Company nor any of its Subsidiaries has received written notice of any actual or proposed deficiencies or assessments for material Taxes that have not been finally resolved with all amounts due either paid or accrued as a liability in the Company’s most recent balance sheet to the extent required by GAAP.

(f)             No audits or other examinations with respect to Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing.

(g)            No Liens for material Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Liens for current Taxes that are not yet due and payable.

(h)            Neither the Company nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction, loss or other Tax benefit from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of any (i) change in method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or non-United States Law) for a taxable period ending on or prior to the Closing Date, (ii) closing agreement as described in Section 7121 of the Code (or any similar provision of state, local or non-United States Law) entered into prior to the Closing Date, or (iii) intercompany transaction, installment sale or open transaction made on or prior to the Closing Date.

(i)              Neither the Company nor any of its Subsidiaries (A) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement, other than any such agreement (1) solely between or among the Company and its Subsidiaries or (2) entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (B) has any liability for the Taxes of any Person, other than the Company and its Subsidiaries, pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law).

(j)             Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(k)             The Company is not, and has not been during the prior five (5) years, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

(l)             Each of the Company and each of its Subsidiaries is in material compliance with all applicable escheatment, unclaimed property or abandoned property Laws.

(m)           Neither the Company nor any of its Subsidiaries has made any election to defer the payment of the employer’s share of any “applicable employment taxes” pursuant to the CARES Act that are currently outstanding.

Section 4.18            Employee Benefits.

(a)             Section 4.18(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all material Company Benefit Plans. The Company has made available to Parent and Merger Sub true and complete copies (to the extent applicable) of: (i) each material Company Benefit Plan current plan document and any amendments thereto (or, in the case of any such Company Benefit Plan that is unwritten, a description thereof); (ii) the most recent annual report on Form 5500 required to be filed with the IRS with respect to each material Company Benefit Plan; (iii) if any Company Benefit Plan is funded, the most recent financial statements required to be prepared under Applicable Law; (iv) the current summary plan description, summaries of material modifications, and summaries of benefits and coverage for each material Company Benefit Plan; (v) each current administrative service agreement, trust agreement and insurance or group annuity contract or other funding arrangement relating to any material Company Benefit Plan; (vi) the most recent IRS determination letter (or opinion or advisory letter upon which the Company is entitled to rely); (vii) copies of the most recent reports on Form 1094-C and 1095-C filed with the IRS and furnished to employees; (viii) all material non-routine correspondence to or from any Governmental Authority received in the last three (3) years with respect to any material Company Benefit Plan; and (ix) the most recently completed discrimination tests for each Company Benefit Plan for which such test is required.

(b)             Except as set forth on Section 4.18(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries maintains, sponsors or participates in, contributes to, or is required to contribute to or has any liability with respect to (including on account of an ERISA Affiliate): (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iv) a plan covered by Section 412 of the Code or Title IV of ERISA.

(c)            Each Company Benefit Plan has been established, maintained, funded, operated and administered in all material respects in accordance with its terms and with all Applicable Law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority. Each Company Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination letter, or may rely on a favorable opinion letter, as to its qualified status issued by the U.S. Internal Revenue Service, and, to the Knowledge of the Company, no event, condition or circumstance has occurred or is likely to occur that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made in accordance with the terms of the Company Benefit Plans have been timely made.

(d)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no Proceedings, examinations or audits pending or, to the Knowledge of the Company, as of the date of this Agreement, threatened on behalf of or against any Company Benefit Plan, the assets of any trust pursuant to any Company Benefit Plan, or the plan sponsor, plan administrator or any fiduciary or any Company Benefit Plan with respect to the administration or operation of such plans, other than routine claims for benefits.

(e)             None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Company Benefit Plan, engaged in or been a party to any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Sections 406 and 407 of ERISA) that would reasonably be expected to result in the imposition of a material Tax or material penalty.

(f)              No Company Benefit Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) provides material post-termination or retiree life insurance or health benefits to any person, except as may be required by Section 4980B of the Code or any similar Law.

(g)             Except as set forth on Section 4.18(g) of the Company Disclosure Letter, none of the execution and delivery of this Agreement or the consummation of Merger or the transactions contemplated herein, either alone or in combination with another event, shall (i) entitle any current or former employee, officer, or director of the Company to any material compensation or benefit; (ii) accelerate the time of payment or vesting, trigger any payment or funding, or materially increase the amount of any compensation or benefits payable to any employee, officer, or director of the Company; (iii) result in any payment or benefit that could reasonably be expected to constitute a parachute payment within the meaning of Section 280G of the Code or require the Company or its Subsidiaries to make any “gross up” or similar payment in connection therewith; (iv) directly or indirectly cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan; or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan at or following the Effective Time. Neither the Company nor any of its Subsidiaries is obligated to pay a Tax gross-up or Tax reimbursement payment to any current or former employee, director, or other service provider of the Company or any of its Subsidiaries.

(h)             No event has occurred, and no conditions or circumstance exists, that would reasonably be expected to subject the Company, any of its Subsidiaries or an Company Benefit Plan to material penalties, material excise taxes or material assessments under Sections 4980B, 4980D or 4980H of the Code or any provision of the Patient Protection and the Affordable Care Act, Pub. L. No. 111-148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (and the regulations and other guidance issued thereunder).

(i)              Each Company Benefit Plan that is subject to Section 409A of the Code has been written, executed, and operated in compliance in all material respects in form and operation with the requirements of Section 409A of the Code and the regulations and other guidance thereunder.

Section 4.19            Franchise Matters.

(a)            Section 4.19(a) of the Company Disclosure Letter sets forth a complete and correct list of all franchise agreements, license agreements, subfranchise agreements, sublicense agreements, master franchise agreements, development agreements, market development agreements, and reserved area agreements (in each case, other than agreements to operate Ghost Kitchens that result in payments of less than $10,000 per annum to the Company and its Subsidiaries and are not otherwise material to the business of the Company and its Subsidiaries taken as a whole) that are effective as of December 28, 2025, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or their properties is bound (other than any such agreements between a person and its Subsidiaries or among its Subsidiaries) and that grant or purport to grant to a person (each, a “Company Franchisee”) the right to operate or license others to operate or to develop within a specific geographic area or at a specific location “Nathan’s” and/or “Nathan’s Famous” restaurants (each such restaurant, a “Company Franchise”, and each such agreement a “Company Franchise Agreement” and, collectively, the “Company Franchise Agreements”). For the avoidance of doubt, the terms Company Franchise Agreements and Company Franchise include any area development agreements, area license or franchise agreements, master franchise agreements, area representative agreements and similar agreements with Persons that cover the development, franchising, or licensing of franchises of “Nathan’s” and/or “Nathan’s Famous” restaurants. The Company has made available to Parent a true, correct and complete copy of each such Company Franchise Agreement and any written amendments, addenda or agreements related thereto.  The location of each Ghost Kitchen as of December 28, 2025, is set forth in Section 4.19(a) of the Company Disclosure Letter.

(b)            Except as set forth in Section 4.19(b) of the Company Disclosure Letter, the Company Franchise Agreements do not contain provisions that expressly: (i) grant the Company Franchisee the right to develop additional Company Franchises without the payment of additional initial franchise fees, other than in connection with incentive programs generally being offered by the Company or its Affiliates to new and/or existing franchisee at the time of the sale of such franchise; (ii) restrict the Company or any of its Affiliates from receiving and/or retaining payments, rebates or allowances from suppliers in connection with any Company Franchisee’s purchases from suppliers; and (iii) grant any rights of first offer, right of first refusal, or other options providing exclusive or protected rights relating to the development or operation of Company Franchises in areas that are in addition to the geographic areas designated as the unit territory or development area granted under such executed Company Franchise Agreement, excluding any rights of first offer, right of first refusal, or other options that have expired by their own terms.

(c)             Section 4.19(c) of the Company Disclosure Letter sets forth a true and complete list of all Company Franchisees, together with the total royalties paid by each such Company Franchisee to the Company or any of its Subsidiaries during the 2025 fiscal year. Except as set forth in Section 4.19(c) of the Company Disclosure Letter, to the Knowledge of the Company, as of the date of this Agreement: (i) no such Company Franchisee is currently involved as a debtor in any bankruptcy proceedings; and (ii) the Company has not received written notice of any Company Franchisee’s intentions or plans to close, cease to operate, leave or abandon, or sell its Company Franchises, or terminate or not renew Company Franchise Agreements (except as would not be material to the business of the Company and its Subsidiaries taken as a whole).

(d)            Each of the Company Franchise Agreements is to the Knowledge of the Company valid and binding on the Company or the Subsidiary of the Company party thereto and each other party thereto, is in full force and effect, and complies in all material respects with all Applicable Laws, subject to the Enforceability Exceptions. Except as set forth in Section 4.19(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written notice of any material default or event that with or without notice or lapse of time, or both, would constitute a material default by the Company and its Subsidiaries under any Company Franchise Agreement, and there is no Legal Proceeding, examination or audit pending against (or to the Knowledge of the Company, threatened in writing against or naming as a party thereto), the Company or any of its Subsidiaries by any Company Franchisees alleging material defaults of any Company Franchise Agreement or violations of the Franchise Laws. Except as set forth in Section 4.19(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries of the Company has (i) provided any Company Franchisee with a notice of default under any Company Franchise Agreement which has not been cured in accordance with the applicable Company Franchise Agreement or otherwise resolved (whether by termination of the applicable Company Franchise Agreement, settlement or otherwise) or (ii) provided waivers of any material default by Company Franchisees under any Company Franchise Agreement (except as would not be material to the business of the Company and its Subsidiaries taken as a whole).

(e)            Section 4.19(e) of the Company Disclosure Letter sets forth: (i) a list of all Company FDDs that the Company or any of its Subsidiaries have used to offer or sell Company Franchises within the United States at any time since March 27, 2023 (the “Franchise Schedule Period”); (ii) a list of the jurisdictions in the United States in which the Company has currently effective registrations and exemptions under Franchise Laws or has had an effective registration or exemption during the Franchise Schedule Period; and (iii) the effective date and expiration date of each such current and past registration or exemption. The Company has made available to Parent and Merger Sub true and complete copies of: (A) each such Company FDD; and (B) copies of the listed franchise registrations, notices of exemption, and any orders, decrees issued to, from, or by any state authority under any United States Franchise Laws during the Franchise Schedule Period.

(f)            Since the beginning of the Franchise Schedule Period, to the Knowledge of the Company, all offers and sales of Company Franchises by the Company or any of its Subsidiaries have been made in material compliance with all applicable Franchise Laws in effect at the time of such offer or sale. Since the beginning of the Franchise Schedule Period, to the Knowledge of the Company, all Company FDDs that the Company or any of its Subsidiaries have used to offer and sell Franchises have contained in all material respects the information required by Franchise Laws and have otherwise been prepared and delivered to prospective Company Franchisees in compliance with applicable Franchise Laws in all material respects. To the Knowledge of the Company, since the beginning of the Franchise Schedule Period, none of the Company or any of its Subsidiaries have, in any Company FDD or in any franchise-related registration, application or filing with any Governmental Authority made any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(g)            Neither the Company nor any of its Subsidiaries is subject to any Order that would prohibit or restrict the offer or sale of Company Franchises in any jurisdiction, nor has the Company or any of its Subsidiaries received any written notice from any Governmental Authority indicating that such stop orders or other Legal Proceedings are or may be threatened.

(h)            To the Knowledge of the Company, all funds paid to the Company or any of its Subsidiaries by or on behalf of one or more Company Franchises at any time since the beginning of the Franchise Schedule Period for advertising and promotion have been administered in accordance in all material respects with the applicable Company Franchise Agreements and as described in the Company FDDs under which those Company Franchise Agreements were issued. To the Knowledge of the Company, since the beginning of the Franchise Schedule Period, all rebates and other payments made by suppliers and other third parties to the Company or any of its Subsidiaries on account of Company Franchisees’ purchases from those suppliers and third parties or for purposes of doing business with those Company Franchisees, have been administered and spent in accordance in all material respects with the applicable Company Franchise Agreements, Applicable Laws, any applicable Contracts between those suppliers or third parties and the Company or any of its Subsidiaries, and as described in the Company FDDs under which the applicable Company Franchise Agreements were issued.

(i)              The Company has made available to the Parent and Merger Sub true and complete copies of a material sample of all advertising and promotional materials used by the Company or its Subsidiaries during the Franchise Schedule Period to market Company Franchises.

(j)              Except as set forth on Section 4.19(j) of the Company Disclosure Letter, during the Franchise Schedule Period, the Company and its Subsidiaries have not contracted with or used any independent sales representatives, brokers, consultants, franchise referral networks, or other third parties in connection with the offer or sale of Company Franchises. During the Franchise Schedule Period, the Company has, to the extent applicable, filed all broker and sales agent registrations on a timely basis as required by Franchise Laws during periods in which Company Franchises were offered or sold by such third parties on behalf of the Company in the applicable jurisdiction.

(k)             Except as set forth on Section 4.19(k) of the Company Disclosure Letter, the Company has not organized, sponsored, or given formal recognition to any franchisee advisory council, independent franchisee association, or other organization purporting to represent the interests of Company Franchisees. To the Knowledge of the Company, no independent association or franchisee organization exists which holds itself out as a representative of the Company Franchisees.

(l)             Except as set forth on Section 4.19(l) of the Company Disclosure Letter, in connection with all terminations, non-renewals, or requested and/or completed transfers of Company Franchise Agreements since the beginning of the Franchise Schedule Period, the Company and any of its Subsidiaries has complied in all material respects with all applicable Relationship Laws and the requirements of the applicable Company Franchise Agreements.

Section 4.20            Labor Matters.

(a)             Except as set forth on Section 4.20(a) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any written collective bargaining agreement, labor union Contracts or trade union agreements with any labor union, works council or labor organization. To the Knowledge of the Company, as of the date of this Agreement, there are no activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. As of the date of this Agreement, there is no strike, lockout, concerted work slowdown, or concerted work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened in writing directly against the Company or any of its Subsidiaries, except where such strike, lockout, slowdown or work stoppage has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there are no labor organizational or decertification activities underway or threatened by, or on behalf of, or against any labor union, works council or labor organization with respect to employees of the Company or any of its Subsidiaries, and no such activities have occurred within the past two (2) years.

(b)            The Company and its Subsidiaries are in compliance with Applicable Laws with respect to the employment of their employees, including employee wage and hour requirements, employee immigration status (including with respect to their employees’ lawful right to work in the United States and retaining Forms I-9 of their applicable employees), discrimination in employment, employee health and safety, and collective bargaining, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries have taken any action that would result in any material liability under the WARN Act during the three-year period prior to the date of this Agreement.

(c)            Since March 27, 2023, there have been no Proceedings pending or (to the Knowledge of the Company) threatened against the Company or any of its Subsidiaries related to any allegations of sexual or racial harassment or discrimination or unlawful retaliation by any employee of the Company or its Subsidiaries. Since March 27, 2023, there have been no investigations by or reports made to the Company’s audit committee related to any allegations of sexual or racial harassment or discrimination or unlawful retaliation by any employee of the Company or its Subsidiaries. To the Knowledge of the Company, there are no allegations of, and no investigations by Third Parties pending or threatened relating to allegations of, sexual or racial harassment or discrimination or unlawful retaliation by any executive officer of the Company. To the Knowledge of the Company, there are no allegations of, and no investigations by Third Parties pending or threatened relating to allegations of, sexual or racial harassment or discrimination or unlawful retaliation by any employee of the Company or any of its Subsidiaries that would be material to the business of the Company and its Subsidiaries, taken as a whole.

(d)             Except as set forth on Section 4.20(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has, within the forty-five (45) days prior to the date hereof, increased the compensation, bonus, severance, retention or termination pay payable or that could become payable to any employees of the Company or any of its Subsidiaries, in each case, other than any such increase required by Applicable Law or made in the ordinary course of business consistent with past practice.

Section 4.21            Compliance with Laws.

(a)             The Company and each of its Subsidiaries are, and since March 27, 2023, have been, in compliance with all Applicable Laws, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement and since March 27, 2023, no written notice, charge or assertion has been received by the Company or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries alleging any violation of any Applicable Laws other than as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of their business as presently conducted, and each such Governmental Authorization is in full force and effect; (ii) the Company and its Subsidiaries are, and since March 27, 2023, have been, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses; and (iii) since March 27, 2023, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization, the substance of which has not been resolved.

Section 4.22            Proceedings; Orders.

(a)             Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and other than any Transaction Litigation brought after the date of this Agreement, there are no Proceedings pending or, to the Knowledge of the Company, threatened in writing, or, to the Knowledge of the Company, any investigations, examinations or audits pending against the Company or any of its Subsidiaries, or any of their respective properties or assets, or any of their respective officers or directors (in their capacity as officers or directors of the Company or any of its Subsidiaries).

(b)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any Order that is in effect.

Section 4.23            Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, cybersecurity, products liability, directors’ and officers’ liability, fiduciary and other casualty and liability insurance (but excluding any insurance policies underlying an Company Benefit Plan), that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries, a true and complete list of which, as of the date of this Agreement, is set forth on Section 4.23 of the Company Disclosure Letter. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the insurance policies maintained by the Company or any of its Subsidiaries are in full force and effect, (b) all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet due but may be required to be paid with respect to a period ending prior to the Effective Time), (c) no written notice of cancellation or termination has been received or, to the Knowledge of the Company, threatened with respect to any such policy other than ordinary renewals, (d) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy, and (e) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute a breach or default, or permit termination or modification, of any of such insurance policies.

Section 4.24            Anti-Corruption Compliance. Except as would not be material to the Company and its Subsidiaries, taken as a whole, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any officer, director, employee or agent of the Company or any of its Subsidiaries has (in each case acting on behalf of the Company or its Subsidiaries), since March 27, 2023, directly or knowingly indirectly, taken any action that would cause any of the foregoing to be in material violation of any provision of the FCPA or any other applicable anti-bribery, anti-corruption and anti-money laundering Laws of any jurisdiction in which the Company or any of its Subsidiaries operate or in which any agent thereof is conducting or has conducted business on behalf of the Company or any of its Subsidiaries (collectively, the “Other Anti-Bribery Laws”).

Section 4.25            Economic Sanctions & Export Controls Compliance.

(a)             Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries are, and since March 27, 2023, have been, in material compliance with all applicable economic sanctions Laws or trade restrictions and export control Laws administered or enforced by the U.S. government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, or His Majesty’s Treasury (collectively, “Sanctions”).

(b)            None of the Company, any of its Subsidiaries or any of their respective directors or officers is a Person (i) that is organized or ordinarily resident in a country or territory with which dealings are broadly prohibited under comprehensive U.S. Sanctions, or (ii) with whom dealings are restricted or prohibited under any Sanctions.

(c)             Other than as set forth on Section 4.25(c) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has, or since March 27, 2023, has had, any operations, assets, properties, employees, or businesses outside of the United States.

Section 4.26            Top Suppliers; Top Customers.

(a)             Section 4.26(a) of the Company Disclosure Letter sets forth a true and complete list of the ten (10) largest suppliers or vendors (the “Top Suppliers”) to the Company and its Subsidiaries based on the consolidated cost of goods and services paid to such Persons by the Company or its Subsidiaries for the four (4) consecutive fiscal quarters ended September 28, 2025. Since the date of the Company Balance Sheet through the date of this Agreement, there has not been any material adverse change in the business relationship of the Company or any of its Subsidiaries with any Top Suppliers, and neither the Company nor any of its Subsidiaries has received any written communication or notice from any Top Supplier to the effect that any such supplier (i) has changed, modified, amended or reduced, or intends to change, modify, amend or reduce, its business relationship with the Company or any of its Subsidiaries in a manner inconsistent with the ordinary course of business, or (ii) will fail to perform in any respect, or intends to fail to perform in any respect, its obligations under any of its Contracts with the Company or any of its Subsidiaries, except in each case of clause (i) and (ii), as would not reasonably be expected to interfere materially with the ability of the Company and its Subsidiaries to conduct their businesses as presently conducted.

(b)            Section 4.26(b) of the Company Disclosure Letter sets forth a true and complete list of the ten (10) largest customers (the “Top Customers”) of the Company and its Subsidiaries based on the consolidated cost of goods and services paid by such Persons to the Company or its Subsidiaries for the four (4) consecutive fiscal quarters ended September 28, 2025. Since the date of the Company Balance Sheet through the date of this Agreement, there has not been any material adverse change in the business relationship of the Company or any of its Subsidiaries with any Top Customers, and neither the Company nor any of its Subsidiaries has received any written communication or notice from any Top Customer to the effect that any such customer (i) has changed, modified, amended or reduced, or intends to change, modify, amend or reduce, its business relationship with the Company or any of its Subsidiaries in a manner inconsistent with the ordinary course of business, or (ii) will fail to perform in any respect, or intends to fail to perform in any respect, its obligations under any of its Contracts with the Company or any of its Subsidiaries, except in each case of clause (i) and (ii), as would not reasonably be expected to interfere materially with the ability of the Company and its Subsidiaries to conduct their businesses as presently conducted.

Section 4.27            Quality and Safety of Food and Beverage Products. Since March 27, 2023, (a) there have been no recalls or withdrawals of any food or beverage product served by the Company, whether ordered by a Governmental Authority or undertaken voluntarily by the Company or any of its Subsidiaries; (b) there have been no notices of warning or withholding, suspension or withdrawal of inspection, seizure, criminal referral, or other similar federal, state or private, or, to the Knowledge of the Company, threatened enforcement actions or other Proceedings, examinations or audits with respect to any food or beverage product served by the Company; (c) none of the food or beverage products of the Company or any of its Subsidiaries have been recalled, seized, withdrawn, detained, suspended, or the subject of any health or safety notification by the Company (or Subsidiary thereof) or any Governmental Authority; and (d) none of the food or beverage products of the Company or any of its Subsidiaries have been adulterated, misbranded, mispackaged, or mislabeled in violation of Applicable Law, or posed an inappropriate threat to the health or safety of a consumer when consumed in the intended manner, in each case, except, in the case of clause (a), (b), (c) or (d), as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.28            Related Party Transactions. Except for compensation or other employment arrangements in the ordinary course of business, currently there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (including any director or officer thereof, but not including any wholly owned Subsidiary of the Company), on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 4.29            Brokers. Except for the Company Financial Advisor, there is no financial advisor, investment banker, broker, finder or agent that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated herein.

Section 4.30            No Other Representations or Warranties.

(a)             Except for the representations and warranties made by the Company in this Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Letter or the Company SEC Documents, in each case, in accordance with the introduction to this Article 4), neither the Company nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or Merger Sub or made available to Parent or Merger Sub in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated herein. Without limiting the generality of the foregoing, the Company and its Subsidiaries expressly disclaim any other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives.

(b)            The Company acknowledges and agrees that, except for the representations and warranties made by Parent and Merger Sub in Article 5, none of Parent, Merger Sub, or any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent, Merger Sub, or their respective Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or Merger Sub or their respective Subsidiaries or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated herein. The representations and warranties made by Parent and Merger Sub in Article 5 constitute the sole and exclusive representations and warranties of Parent and Merger Sub in connection with this Agreement or the transactions contemplated herein. The Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person or the accuracy or completeness of any information regarding Parent or its Subsidiaries (including Merger Sub) or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated herein, and acknowledges and agrees that Parent and its Affiliates (including Merger Sub) have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties or the accuracy or completeness of any information regarding Parent and its Subsidiaries (including Merger Sub) or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated herein.

Article 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

With respect to any Section of this Article 5, except as disclosed in the reports, statements and other documents filed by Parent with the SEC or furnished by Parent to the SEC, in each case, pursuant to the Exchange Act and on or after January 1, 2024 (including the documents incorporated by reference therein), and at least one (1) Business Day prior to the date of this Agreement (other than any disclosures contained under the captions “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk” that is not factual or historical in nature, disclosure set forth in any “forward-looking statements” disclaimer or any other disclosures that are predictive, cautionary or forward-looking in nature), provided, however, that nothing contained in such documents shall be deemed to qualify or modify the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.06, Section 5.08, Section 5.11 or Section 5.12, Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 5.01            Corporate Existence and Power. Parent (a) is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

Section 5.02            Corporate Power; Enforceability. Each of Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Assuming the due authorization, execution, and delivery hereof by the Company, this Agreement constitutes valid and binding agreements of each of Parent and Merger Sub, as applicable, enforceable against each such Person in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03            Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the transactions contemplated herein (a) do not violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub; (b) do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any Contract, Governmental Authorization or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) do not, assuming the Governmental Authorizations referred to in Section 5.04 are made and obtained, violate or conflict with any Law applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) will not result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated herein or have a material adverse effect on the ability of Parent or Merger Sub to perform their respective covenants and obligations under this Agreement or to consummate the transactions contemplated herein.

Section 5.04            Requisite Governmental Approvals. No Governmental Authorization is required on the part of Parent or Merger Sub in connection with (a) the execution and delivery of this Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the transactions contemplated herein, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of any applicable Antitrust Laws, including the HSR Act; and (iv) such other Governmental Authorizations the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated herein or have a material adverse effect on the ability of Parent or Merger Sub to perform their respective covenants and obligations under this Agreement or to consummate the transactions contemplated herein.

Section 5.05            Operation of Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Closing Date will be, owned by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and prior to the Closing Date will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with the transactions contemplated hereby or incidental to its formation.

Section 5.06            No Vote of Parent Stockholders; Required Approval. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to adopt or approve this Agreement, the Merger or the other transactions contemplated by this Agreement. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt or approve the Agreement, the Merger or the other transactions contemplated herein. On the date hereof, Parent, as the sole stockholder of Merger Sub, will vote or provide its consent to approve this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.07            Litigation. There is no Proceeding pending against or, to the knowledge of Parent, threatened in writing against or affecting, Parent, Merger Sub or any of its other Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to perform their respective covenants and obligations under this Agreement or to consummate the transactions contemplated herein. None of Parent, Merger or any of its other Subsidiaries is subject to any Order that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to perform their respective covenants and obligations under this Agreement or to consummate the transactions contemplated herein.

Section 5.08            Sufficient Funds. Parent has and will, at the Effective Time, have cash, cash equivalents and/or available sources of credit sufficient to (a) consummate the Merger and make all cash payments contemplated to be made by Parent and/or Merger Sub under this Agreement, including payment of all amounts required to be paid pursuant to Article 2, (b) pay all related fees and expenses, and (c) pay all outstanding obligations under the Company Credit Facility. Each of Parent and Merger Sub acknowledges that the obligations of Parent and Merger Sub under this Agreement are not contingent upon or subject to any conditions regarding Parent or Merger Sub’s ability to obtain financing for the consummation of the Merger or the other transactions contemplated herein.

Section 5.09            Solvency. Assuming (a) satisfaction of all of the conditions set forth in Section 7.01 and Section 7.02, and after giving effect to the transactions contemplated by this Agreement, including the payment of the amounts contemplated in Article 2, (b) any repayment or refinancing of debt in connection with this Agreement and the transactions contemplated hereby, (c) the Company and its Subsidiaries, taken as a whole, are solvent immediately prior to the Closing, (d) the accuracy of the representations and warranties of the Company set forth in Article 4 hereof, (e) payment of all amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, and (f) payment of all related fees and expenses, Parent and the Surviving Corporation, taken as a whole, will be solvent as of the Effective Time and immediately after the consummation of the transactions contemplated by this Agreement. For the purposes of this Agreement, the term “solvent” when used with respect to any Person, means that, as of any date of determination (x) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with Applicable Laws governing determinations of the insolvency of debtors, plus (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (y) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (z) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the preceding definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.10            Absence of Certain Agreements. As of the date hereof, other than the Shareholder Voting Agreement, neither Parent, Merger Sub nor any of their respective Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (a) pursuant to which any stockholder of the Company would be entitled to receive in respect of any share of Company Common Stock, consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which any stockholder of the Company has agreed to vote to adopt this Agreement or has agreed to vote against any Superior Proposal or (b) pursuant to which any stockholder of the Company or any of its Subsidiaries has agreed to make an investment in, or contribution to, Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Other than the Shareholder Voting Agreement, there are no agreements, arrangements or understandings (in each case, whether oral or written) between Parent, Merger Sub or any of their respective Affiliates, on the one hand, and any member of the Company’s management or directors, on the other band, as of the date hereof that relate to or are in connection with, the transactions contemplated by this Agreement.

Section 5.11            Stock Ownership. None of Parent, Merger Sub or any other Subsidiary of Parent beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Common Stock or is party to any derivative or hedging arrangement, short position, borrowing or lending of Company Common Stock or other Contract or understanding, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from, Company Common Stock price changes for, or to increase or decrease the voting power of, Parent, Merger Sub or any other Subsidiary of Parent, in each case, with respect to Company Common Stock. None of Parent, Merger Sub or any of their respective Subsidiaries, or, to the knowledge of Parent, any other Affiliate of Parent is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 5.12            Brokers’ Fees. Other than the engagement of Goldman Sachs & Co. LLC by Parent to act as its financial advisor, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment from Parent in respect thereof.

Section 5.13            Information in Proxy Statement. None of the written information supplied or to be supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date first mailed to the Company’s stockholders or at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or its Representatives.

Section 5.14            No Other Representations and Warranties; Investigation.

(a)             Except for the representations and warranties made by Parent and Merger Sub in this Article 5, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent, Merger Sub or their respective Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or its Subsidiaries (including Merger Sub) or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated herein. Without limiting the generality of the foregoing, Parent and its Subsidiaries (including Merger Sub) expressly disclaim any other representations or warranties, whether made by Parent or any of its Subsidiaries (including Merger Sub) or any of their respective Affiliates or Representatives.

(b)             Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties made by the Company in Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Letter and the Company SEC Documents in accordance with the introduction to Article 4), neither the Company nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated herein. The representations and warranties made by the Company in Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Letter in accordance with the introduction to Article 4) constitute the sole and exclusive representations and warranties of the Company in connection with this Agreement or the transactions contemplated herein. Each of Parent and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or Merger Sub or made available to Parent or Merger Sub in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated herein, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or Merger Sub or made available to Parent or Merger Sub in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated herein.

(c)            Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided sufficient access to personnel, properties, premises and records of the Company and its Subsidiaries for such purposes. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its independent investigation and analysis of the Company and its Subsidiaries and the representations and warranties expressly set forth in this Agreement or a certificate delivered expressly pursuant hereto, and each of Parent and Merger Sub acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any of its Subsidiaries, or any of their respective Affiliates, stockholders, controlling persons or Representatives that are not expressly set forth in this Agreement or a certificate delivered expressly pursuant hereto, whether or not such representations, warranties or statements were made in writing or orally. Each of Parent and Merger Sub acknowledges and agrees that, to the fullest extent permitted by Applicable Law, the Company and its Subsidiaries, and their respective Affiliates, stockholders, controlling persons or Representatives shall not have any liability or responsibility whatsoever to Parent, Merger Sub or their respective Affiliates, stockholders, controlling persons or Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to Parent, Merger Sub or any of their Representatives, or any Affiliates, stockholders, or controlling persons of Parent or Merger Sub, except as and only to the extent expressly set forth in this Agreement (as qualified by the applicable items disclosed in the Company Disclosure Letter and the Company SEC Documents in accordance with the introduction to Article 4) or any certificate delivered expressly pursuant hereto, in the Shareholder Voting Agreement or in the case of fraud.

Article 6
COVENANTS

Section 6.01            Conduct of the Company.

(a)             Except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 6.01 of the Company Disclosure Letter, (iii) as required by Applicable Law or (iv) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 8 and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (A) conduct its business in all material respects in the ordinary course of business consistent with past practice and (B) preserve intact in all material respects its current business organization, ongoing businesses and significant relationships with its officers, employees, suppliers, customers, distributors, licensors, Company Franchisees and the franchise system as a whole and other Persons with whom the Company or its Subsidiaries have material business dealings; provided that no action or inaction by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.01(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Section 6.01(b).

(b)            Except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 6.01 of the Company Disclosure Letter, (iii) as required by Applicable Law or (iv) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 8 and the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)                 amend the Organizational Documents of the Company or any of its Subsidiaries (other than any immaterial amendments to the Organizational Documents of any of the Subsidiaries of the Company);

(ii)               propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(iii)               (A) issue, sell, deliver, grant, pledge, dispose of or encumber, or agree or commit to issue, sell, deliver, grant, pledge, dispose of or encumber, (1) any Company Securities (other than the issuance of Company Common Stock in accordance with the terms of any award agreements with respect to, and upon the exercise or settlement of, Company Stock Options or Company RSUs outstanding prior to the date hereof) or (2) any of Subsidiary Securities or (B) adopt a rights plan;

(iv)               reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its capital stock or other equity or voting interest, other than (A) the withholding of shares of Company Common Stock to satisfy the exercise price or Tax obligations incurred in connection with the settlement of Company Stock Options and Company RSUs outstanding prior to the date hereof or (B) the acquisition by the Company of Company RSUs outstanding prior to the date hereof in connection with the forfeiture of such awards, in each case, in accordance with their respective terms;

(v)                establish a record date for, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, shares or other equity or property, including any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for (A) cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries and (B) up to two regular quarterly cash dividends on shares of Company Common Stock;

(vi)               (A) incur, assume or suffer to exist any Indebtedness, except (1) for trade payables incurred in the ordinary course of business consistent with past practice, or (2) for loans or advances to direct or indirect wholly owned Subsidiaries of the Company in the ordinary course of business consistent with past practice; (B) make any loans, advances or capital contributions to, or investments in, any other Person; or (C) mortgage or pledge any assets, tangible or intangible, or create or suffer to exist any Lien thereupon, except for any Permitted Liens;

(vii)              except to the extent required by Applicable Law or by any Company Benefit Plan or Contract in effect on the date of this Agreement, (A) enter into, adopt, materially amend, materially modify or terminate any Company Benefit Plan, (B) increase the compensation, bonus, severance, retention or termination pay payable or that could become payable to any current or former directors, officers or employees (excluding any compensation increases in the ordinary course of business consistent with past practice for any employees at Company-owned restaurant locations, other than restaurant general managers), or pay any benefit not required to be paid by any Company Benefit Plan in effect as of the date of this Agreement or (C) grant, amend or modify any Company Equity Awards or other equity or equity-based awards;

(viii)            settle any pending or threatened Proceeding, except for the settlement of any Proceeding that (A) does not require monetary payments by the Company or its Subsidiaries of more than one hundred thousand Dollars ($100,000) individually or five hundred thousand Dollars ($500,000) in the aggregate and does not impose any material non-monetary obligations on the Company or its Subsidiaries or (B) is Transaction Litigation and settled in compliance with Section 6.13;

(ix)               materially change the Company’s or its Subsidiaries’ methods, principles or practices of financial accounting or annual accounting period, except as required by GAAP, Regulation S-X of the Exchange Act or by any Governmental Authority;

(x)                 (A) make, revoke or change any Tax election, change any method of Tax accounting, file any amended Tax Return or take action to surrender any claim for a refund of Taxes that, in each case, individually or in the aggregate, would materially and adversely affect the Tax liability of the Company or any of its Subsidiaries; (B) change the entity classification of any of the Subsidiaries of the Company; or (C) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than any automatic extension of time in which to file a Tax Return);

(xi)                incur or commit to incur any capital expenditures in excess of one hundred thousand Dollars ($100,000) individually and five hundred thousand Dollars ($500,000) in the aggregate other than (A) consistent with the capital expenditure budget for the fiscal year 2026, (B) pursuant to obligations imposed by any Contract in effect as of the date of this Agreement or (C) emergency capital expenditures that are necessary to maintain the operations of the Company’s business and properties as currently conducted, provided that to the extent reasonably practicable the Company shall consult with Parent prior to incurring any emergency capital expenditures in excess of one hundred thousand Dollars ($100,000), individually;

(xii)               enter into, modify in any material respect, amend in any material respect, terminate (other than any Material Contract, Real Property Lease or other restaurant lease that has expired in accordance with its terms) or waive any material rights or material claims under any Material Contract, Real Property Lease or other restaurant lease except, in each case, for renewals of any Material Contract on substantially similar terms;

(xiii)              (i) enter into any new Company Franchise Agreement with a new Company Franchisee, (ii) renew any existing Company Franchise Agreement, (iii) modify in any material respect, amend in any material respect or terminate any Company Franchise Agreement, except, with respect to clauses (i) to (iii) above, (A) in the ordinary course of business consistent with past practice or if such amendment or modification would be on terms consistent with the Company’s form of franchise agreement, (B) as required by the terms of any Company Franchise Agreement in effect on the date hereof or (C) renewals in the ordinary course of business, provided, that no other material terms of the Company Franchise Agreement are modified or amended in connection with such renewal, (iv) except as may be necessary to comply with Franchise Laws, modify a Company FDD or any other materials that were created for or are used in connection with the offering or selling of any Company Franchise or entering into any development agreement or (v) become subject to any Franchise Laws in any jurisdiction in which the Company or its Subsidiaries are not currently subject to Franchise Laws, including by granting any Company Franchise in any such jurisdiction;

(xiv)             make any material change to the terms of the Company’s or any of its Subsidiaries’ system-wide or region-wide policies with respect to Company Franchisees, including any existing or new policies relating to (i) system-wide or region-wide Company Franchisee rent, royalty or other fees and charges, or maintenance of advertising funds, (ii) system-wide or region-wide franchisee incentives or franchisee economic assistance, or (iii) system-wide or region-wide mandates relating to equipment, hardware or software; except, in the case of each of clauses (i) to (iii) above, for updates to existing system-wide or region-wide policies in the ordinary course of business consistent with past practice (for purposes of this clause, “system-wide” means applicable to all Company Franchisees and “region-wide” means applicable to Company Franchisees in any of the following geographic regions: (A) United States; (B) Southeast Asia; (C) Latin America/Caribbean; or (D) Europe);

(xv)              engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(xvi)             acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or assets thereof in any one transaction or series of related transactions, other than acquisitions (A) of raw materials, supplies, equipment or inventory from vendors or suppliers for consumption or use in the ordinary course of business consistent with past practice or (B) that do not exceed one hundred thousand Dollars ($100,000) in the aggregate;

(xvii)            lease, acquire or sell, or enter into any Contract to lease, acquire or sell, any real property or any interest therein for an aggregate payment that exceeds one hundred thousand Dollars ($100,000) in any one transaction or series of related transactions, in each case, without prior good faith consultation with Parent;

(xviii)           sell, assign, license, lease, transfer, abandon or otherwise dispose of, or create any Lien on (other than any Permitted Lien), or otherwise dispose of, any of the Company’s or its Subsidiaries’ tangible assets, other than such sales, assignments, licenses, leases, transfers, Liens or other dispositions (A) in the ordinary course of business consistent with past practice, (B) that are sales or other dispositions of equipment that is no longer used by the Company or its Subsidiaries in the operation of their respective businesses or (C) that have neither a fair market value of the assets nor an aggregate purchase price that exceeds one hundred thousand Dollars ($100,000) in any one transaction or series of related transactions;

(xix)              sell, assign, lease, license, sublicense, terminate, abandon, waive, allow to lapse or otherwise transfer or dispose of, or create or incur any Lien (other than Permitted Liens) on or grant any interest in or rights with respect to, any material Company Intellectual Property (except for (A) non-exclusive licenses entered into or granted in the ordinary course of business consistent with past practice or (B) allowing the lapse of Company Intellectual Property that is no longer actively used by the Company or its Subsidiaries in connection with the respective businesses);

(xx)               close any Company-owned restaurants;

(xxi)              fail to use commercially reasonable efforts to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective directors, officers, properties, assets and businesses in a form and amount consistent with past practice in all material respects;

(xxii)            establish, adopt, enter into or amend any collective bargaining agreement (or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries);

(xxiii)            implement any employee layoffs that trigger the WARN Act; or

(xxiv)            agree, resolve or commit to take any of the actions prohibited by this Section 6.01(b).

(c)                The Company shall, and shall cause its applicable Subsidiaries to, use commercially reasonable efforts to take the actions set forth on Section 6.01(c) of the Company Disclosure Letter, in each case, within the time period set forth on Section 6.01(c) of the Company Disclosure Letter and in any event prior to the Closing.

Section 6.02            No Solicitation; Acquisition Proposals; Adverse Recommendation Change.

(a)            Subject to the other provisions of this Section 6.02, from the date hereof until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Article 8, the Company agrees that it shall, and it shall cause each of its Subsidiaries and its and their officers and directors to, and shall direct and use its commercially reasonable efforts to cause its and their other Representatives to, immediately (i) cease any solicitations, discussions, negotiations or communications with any Third Party with respect to any Acquisition Proposal that would be prohibited by this Section 6.02(a); (ii) request the prompt return or destruction of all non-public information concerning the Company or its Subsidiaries previously furnished to any such Third Party (or such Third Party’s Representatives) with whom a confidentiality agreement was entered into at any time within the one (1)-year period preceding the date of this Agreement, to the extent such Third Party is required to do so by such confidentiality agreement; (iii) cease providing any further information or access with respect to the Company and its Subsidiaries or otherwise in connection with any Acquisition Proposal to any such Third Party (or such Third Party’s Representatives); and (iv) terminate all access granted to any such Third Party (or such Third Party’s Representatives) to any physical or electronic data room. Subject to the other provisions of this Section 6.02, the Company shall not, and it shall cause each of its Subsidiaries and its and their officers and directors not to, and shall not authorize and shall direct and use commercially reasonable efforts to cause its and their other Representatives not to, directly or indirectly, (A) solicit, initiate, knowingly encourage or knowingly facilitate any Acquisition Proposal, including by providing information (including non-public information) relating to the Company or any of its Subsidiaries or affording access to the business, properties, assets, books or records of the Company or its Subsidiaries to any Third Party (or such Third Party’s Representatives) in connection with or for the purposes of knowingly encouraging or knowingly facilitating an Acquisition Proposal, (B) engage in, enter into or otherwise participate in any discussions or negotiations with any Third Party (or such Third Party’s Representatives) with respect to an Acquisition Proposal, (C) approve or recommend an Acquisition Proposal, (D) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement relating to an Acquisition Proposal, other than an Acceptable Confidentiality Agreement (any of the foregoing, an “Alternative Acquisition Agreement”) or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, or (E) propose or agree to do any of the foregoing.

(b)            Notwithstanding anything to the contrary in Section 6.02(a), if prior to obtaining the Company Stockholder Approval the Company receives an unsolicited written Acquisition Proposal from a Third Party that did not result from a material breach of this Section 6.02 and the Company Board (or a committee thereof) has determined in good faith, after consultation with the Company’s independent financial advisors and outside legal counsel, that (x) such Acquisition Proposal constitutes or could be reasonably expected to result in a Superior Proposal and (y) the failure to take the actions set forth in clauses (i) and (ii) of this paragraph would be inconsistent with its fiduciary duties under Applicable Law, the Company and its Subsidiaries and Representatives may, in response to such Acquisition Proposal, (i) furnish information (including non-public information) relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, personnel, books and records of the Company or its Subsidiaries to such Third Party (and such Third Party’s Representatives) making such Acquisition Proposal (provided, however, that (A) prior to so furnishing such information, the Company receives from the Third Party an executed Acceptable Confidentiality Agreement, and (B) any non-public information concerning the Company or its Subsidiaries that is provided to such Third Party (or its Representatives) shall, to the extent not previously provided to Parent, be provided to Parent as promptly as reasonably practicable after providing it to such Third Party or its Representatives (and in any event within twenty-four (24) hours thereafter)), and (ii) enter into, engage, maintain or otherwise participate in discussions or negotiations with such Third Party (and such Third Party’s Representatives) with respect to such Acquisition Proposal, or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations.

(c)                The Company shall notify Parent reasonably promptly (but in no event later than twenty-four (24) hours) after receipt of any Acquisition Proposal or any request for non-public information regarding the Company or any of its Subsidiaries by any Third Party that informs the Company that it is considering making, or has made, an Acquisition Proposal, or any other inquiry from any Third Party seeking non-public information or to have discussions or negotiations with the Company or its Representatives regarding a possible Acquisition Proposal. Such notice shall be made in writing and shall identify the Third Party making such Acquisition Proposal or request and indicate the material terms and conditions of any such Acquisition Proposal, to the extent known (including, if applicable, providing copies of any written Acquisition Proposal and any proposed agreements related thereto). The Company shall also reasonably promptly (and in any event within twenty-four (24) hours) notify Parent, in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides non-public information to any Third Party as permitted by Section 6.02(b), promptly notify Parent of any change to the financial and other material terms and conditions of any such Acquisition Proposal and otherwise keep Parent reasonably informed of the status and terms of any such Acquisition Proposal, including by providing a copy of all written proposals, counter-proposals, offers, drafts of proposed agreements and any material correspondence relating thereto. Neither the Company nor any of its Subsidiaries shall, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing such information to Parent or otherwise complying with its obligations under this Agreement.

(d)                Except as permitted by Section 6.02(e), neither the Company Board nor any committee thereof shall (i) (A) change, withhold, withdraw, modify or qualify in any manner adverse to Parent or Merger Sub or resolve to or publicly propose or announce its intention to change, withhold, withdraw, modify or qualify in a manner adverse to Parent or Merger Sub, the Board Recommendation, (B) approve, adopt or recommend or resolve to or publicly propose or announce its intention to approve, adopt or recommend any Acquisition Proposal, (C) fail to include the Board Recommendation in the Proxy Statement, (D) within ten (10) Business Days of Parent’s written request, fail to make or reaffirm the Board Recommendation following the date any Acquisition Proposal or any material modification thereto is first disclosed or given to stockholders of the Company, (E) fail to recommend, in a Solicitation/ Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer, or (F) publicly propose or agree to any of the foregoing (any of the actions described in clauses (A) through (F) of this Section 6.02(d), an “Adverse Recommendation Change”) or (ii) approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend), or cause or permit the Company or any of its Subsidiaries to enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.02) or publicly propose or announce its intention to do any of the foregoing.

(e)             Notwithstanding anything in Section 6.02(d) or any other provision in this Agreement to the contrary, at any time after the date hereof and prior to obtaining the Company Stockholder Approval, the Company Board may (A) effect an Adverse Recommendation Change in response to an Intervening Event; or (B) if the Company has received a written Acquisition Proposal that did not result from a breach of this Section 6.02 and that the Company Board (or a committee thereof) has determined, after consultation with the Company’s outside legal counsel and independent financial advisors, constitutes a Superior Proposal, effect an Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 8.01(i) with respect to such Superior Proposal, in each of clause (A) or (B), if and only if:

(i)                 the Company has complied in all material respects with its obligations under Section 6.02;

(ii)               the Company Board (or a committee thereof) has determined, after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary or other duties under Applicable Law;

(iii)               the Company has provided a prior written notice (a “Notice of Change of Recommendation”) to Parent stating that the Company Board (or a committee thereof) intends to take such action and the basis therefor, which notice shall (x) in the case of an Intervening Event, describe such Intervening Event in reasonable detail and (y) in the case of a Superior Proposal, identify the Third Party making the Superior Proposal, describe in reasonable detail the material terms and conditions of such Superior Proposal and include, to the extent applicable, copies of all relevant documents relating to such Superior Proposal, including any proposed merger or other agreement, financing documents and commitment letters;

(iv)               during the four (4) Business Day period following Parent’s receipt of the Notice of Change of Recommendation (a “Notice of Change Period”), the Company shall, and shall cause its Representatives to, negotiate with Parent (to the extent Parent desires to negotiate) to make such adjustments or modifications in the terms and conditions of this Agreement so that, (x) in the case of an Intervening Event, the failure to effect such Adverse Recommendation Change would no longer reasonably be expected to be inconsistent with the directors’ fiduciary or other duties under Applicable Law and (y) in the case of a Superior Proposal, such Acquisition Proposal ceases to constitute a Superior Proposal; and

(v)                following such Notice of Change Period, the Company Board (or a committee thereof) has determined, after consultation with the Company’s outside legal counsel and independent financial advisors, and taking into account any changes to this Agreement or the Merger and other transactions contemplated herein proposed by Parent in response to the Notice of Change of Recommendation or otherwise, that the failure of the Company Board (or a committee thereof) to effect an Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 8.01(i), as applicable, could reasonably be expected to be inconsistent with the directors’ fiduciary or other duties under Applicable Law and, with respect to a Superior Proposal, that such Acquisition Proposal continues to constitute a Superior Proposal.

(f)             Any amendment to the financial terms (including the form, amount or timing of payment of consideration) or any other material amendment of a Superior Proposal will require a new Notice of Change of Recommendation, and the Company will be required to comply again with the requirements of Section 6.02(e); provided, however, that the Notice of Change Period will be reduced to two (2) Business Days following receipt by Parent of such new Notice of Change of Recommendation. The parties agree that the delivery of the Notice of Change of Recommendation by the Company will not, in and of itself, constitute an Adverse Recommendation Change.

(g)            Nothing contained in this Agreement will prohibit the Company, the Company Board, or a committee thereof from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that is required by Applicable Law (it being agreed that (A) a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto or (B) the issuance by the Company or the Company Board (or a committee thereof) of a “stop, look and listen” or any similar statement of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act will not constitute an Adverse Recommendation Change); provided, however, that neither the Company nor the Company Board or any committee thereof will be permitted to recommend that the stockholders of the Company tender any securities in connection with any tender offer or exchange offer that is an Acquisition Proposal or otherwise effect an Adverse Recommendation Change, except in accordance with the other provisions of this Section 6.02.

(h)           The Company agrees (i) that it will promptly instruct its and its Subsidiaries’ respective Representatives of the obligations undertaken in this Section 6.02 and (ii) any violation or breach of the restrictions set forth in this Section 6.02 by any of the Subsidiaries of the Company or any director, officer, employee or other Representative of the Company or any of its Subsidiaries acting at the direction of the Company or on its behalf shall be deemed to be a breach or violation of this Section 6.02 by the Company for all purposes of this Agreement.

Section 6.03            Approval of Merger

(a)            As soon as reasonably practicable following the date of this Agreement (and in any event within forty-five (45) days thereof, subject to Parent’s timely performance of its obligations under Section 6.03(b)), the Company shall prepare and shall cause to be filed with the SEC in preliminary form a proxy statement relating to the Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). The Company will cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement. The Company will cause the Proxy Statement to comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to satisfy all rules of NASDAQ. The Company shall, as promptly as reasonably practicable, notify Parent and Merger Sub upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as reasonably practicable, provide Parent and Merger Sub with copies of all correspondence between the Company or its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement. Prior to the filing of the Proxy Statement or the dissemination thereof to the Company’s stockholders, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent and Merger Sub and their Representatives a reasonable opportunity to review and to propose comments on such document or response and shall consider in good faith any comments so proposed.

(b)            Parent shall promptly provide to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise reasonably cooperate with the Company upon request in the preparation of the Proxy Statement and response to any comments of the SEC or its staff related thereto. Parent will cause the information relating to Parent or Merger Sub supplied by it in writing expressly for inclusion in the Proxy Statement, at the time the Proxy Statement is first mailed to stockholders of the Company or of any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company or any other Person for inclusion or incorporation by reference in the Proxy Statement. Each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement promptly following request therefor from the Company.

(c)            The Company shall cause the definitive Proxy Statement to be filed with the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable, and in no event more than ten (10) Business Days, after the later of (i) the expiration of the ten (10)-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, (ii) the date on which the Company learns the SEC staff has no further comments on the Proxy Statement or (iii) the date on which the conditions set forth in Section 7.01(c) and Section 7.01(d) shall have been satisfied or, to the extent permitted by Applicable Law, waived (the “Proxy Statement Clearance Date”). The Company will take, in accordance with Applicable Law and the Company Organizational Documents, all reasonable action necessary to establish a record date for and give notice of a meeting of its stockholders, for the purpose of obtaining the Company Stockholder Approval (the “Stockholders’ Meeting”). The Company shall duly call, convene and hold the Stockholders’ Meeting as promptly as reasonably practicable after the Proxy Statement Clearance Date; provided, however, that in no event shall such meeting be held later than thirty (30) calendar days following the date the Proxy Statement is mailed to the Company’s stockholders without Parent’s prior written consent. Except to the extent the Company Board (or a committee thereof) shall have withdrawn, modified or qualified its recommendation thereof or otherwise effected an Adverse Recommendation Change in accordance with Section 6.02(e), which Adverse Recommendation Change is not thereafter withdrawn by the Company Board or a committee thereof, the Proxy Statement shall include the Board Recommendation and the Company shall use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and, in any event, shall ensure that all proxies solicited by or on behalf of the Company in connection with the Stockholders’ Meeting are solicited in compliance with all Applicable Laws and all rules of NASDAQ. The Company agrees that, unless this Agreement shall have been terminated in accordance with Article 8, its obligations pursuant to this Section 6.03 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (except as expressly set forth in the preceding sentence) by the making of any Adverse Recommendation Change.

(d)            The Company may, and at Parent’s request shall, adjourn the Stockholders’ Meeting in one or more successive adjournments to a date that is no later than thirty (30) days after the date on which the Stockholders’ Meeting was originally scheduled (excluding any adjournments or postponements required by Applicable Law) (i) if a quorum has not been established, (ii) to allow reasonable additional time to solicit additional proxies if necessary in order to obtain the Company Stockholder Approval or (iii) after consultation with Parent, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board (or a committee thereof) has determined in good faith is necessary or advisable under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting. The Company shall keep Parent reasonably informed with respect to the number of proxies received and its preliminary vote tabulation prior to and at the Stockholders’ Meeting.

(e)            If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries or its or their respective officers or directors should be discovered by the Company which, pursuant to Applicable Law, should be set forth in an amendment or a supplement to the Proxy Statement, they shall as promptly as reasonably practicable inform Parent. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. Each of the Company and Parent shall cause all documents that such party is responsible for filing with the SEC in connection with the Merger to comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and, as applicable, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.04            Access to Information. From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, the Company shall, upon reasonable prior notice, give Parent and Merger Sub, their officers and employees and their authorized Representatives, reasonable access during normal business hours to the contracts, books, records, analyses, projections, financial and operating data, plans, systems, senior management, employees, other Representatives, offices and other facilities and properties of the Company as Parent or Merger Sub or their respective Representatives may from time to time reasonably request in writing. The terms of the Confidentiality Agreement shall apply to any information provided to Parent or Merger Sub pursuant to this Section 6.04. Notwithstanding anything to the contrary set forth herein, the Company shall not be required to provide access to, or to disclose information, where such access or disclosure would, as advised by outside counsel, (a) jeopardize the attorney-client privilege of the Company or its Subsidiaries or (b) contravene any Applicable Law or any applicable antitrust principles or contractual restriction; provided, that the Company shall in such event use commercially reasonable efforts to make reasonable alternative arrangements to permit such access or disclosure in a way that does not violate such obligations or Applicable Law or would not result in the loss of such legal protections, including entering into a joint defense agreement in customary form. Promptly following the execution of this Agreement, the Company shall deliver to Parent a true and complete copy of the written Fairness Opinion solely for informational purposes, and it is understood and agreed that such Fairness Opinion may not be relied upon by Parent or Merger Sub.

Section 6.05            Notice of Certain Events. The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt written notice to the Company, of the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would reasonably be likely to cause any condition to Closing set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) to not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties, or the conditions to the obligations of the parties hereto. Furthermore, each party shall give prompt notice to the other parties of any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby.

Section 6.06            Employee Benefit Plan Matters.

(a)             In addition to any other obligation set forth in this Section 6.06, for a period of nine (9) months following the Closing Date (the “Benefits Continuation Period”), Parent shall provide to employees of the Company and its Subsidiaries, while their employment continues during the Benefits Continuation Period (the “Continuing Employees”), (i) base salary or wage level and target cash bonus opportunities that is no less than, in the aggregate, the base salary or wage level (as applicable) and target cash bonus opportunities provided to them as employees of the Company or its Subsidiaries as in effect immediately prior to the Effective Time and (ii) employee benefits that are substantially comparable in the aggregate to those provided to such Continuing Employees immediately prior to the Effective Time. For the avoidance of doubt, Parent shall not be required to provide to any Continuing Employees any equity-based compensation.

(b)             Parent shall, or shall cause its applicable Subsidiary to (i) credit each Continuing Employee with his or her years of service with the Company and any predecessor entities for purposes of eligibility, vesting and benefit accrual (including but not limited to accrual of paid time off and levels of severance benefits under severance arrangements) with respect to the Company Benefit Plans and any replacement or successor benefit plan of Parent that a Continuing Employee is eligible to participate in following the Closing Date, except for benefit accrual under a defined benefit pension plan or to the extent such credit would result in a duplication of benefits, (ii) use commercially reasonable efforts to waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of Parent that a Continuing Employee is eligible to participate in following the Closing Date to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Closing Date under the analogous Company Benefit Plan in which such Continuing Employee participated, and (iii) use commercially reasonable efforts to provide each Continuing Employee with credit for any co-payments and deductibles paid during the portion of the applicable plan year in which Closing Date occurs (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Closing Date) in satisfying any applicable deductible or out of pocket requirements.

(c)             No provision of this Agreement shall (i) constitute the establishment or adoption of, or amendment to, any Company Benefit Plan or employee benefit plan, or require Parent or the Company or any of their respective Subsidiaries or Affiliates to continue any Company Benefit Plan or other employee benefit plan, (ii) create any third party beneficiary rights in any current or former employee, officer, director or other service provider of the Company or any of its Affiliates (including any beneficiary or dependent thereof) in respect of continued employment by the Company, Parent, any of their respective Affiliates or otherwise, or (iii) in any way limit the ability of the Company, Parent or any of their Subsidiaries or Affiliates to terminate the employment of any individual at any time or for any reason.

(d)            Notwithstanding any other provision of this Agreement to the contrary, Parent shall, and shall cause any of its Affiliates to, provide Continuing Employees whose employment terminates during the Benefits Continuation Period with severance benefits at levels no less than and pursuant to the terms set forth in Section 6.06(d) of the Company Disclosure Letter.

(e)            Prior to the Closing, the Company shall, and shall cause each of its Subsidiaries to, at Parent’s request, take all actions necessary for the termination of each Company Benefit Plan that constitutes a plan qualified under Section 401(a) of the Code (each such plan, a “Company Qualified Plan”), as set forth on Section 6.06(e) of the Company Disclosure Letter, with such termination effective no later than the date immediately preceding the Closing Date. The resolutions and other actions taken to terminate any such Company Qualified Plan, and any amendments required in connection with such termination, if applicable, shall be in a form and manner reasonably acceptable to Parent, and the Company shall provide Parent with evidence reasonably satisfactory to Parent that each Company Qualified Plan has been amended and terminated in accordance with the applicable Company Qualified Plan document and Applicable Law. Parent shall, if a Company Qualified Plan is terminated as contemplated above, permit rollover (other than loan rollover) from such Company Qualified Plan.

(f)             Prior to the Closing, the Company shall, and shall cause each of its Subsidiaries to, at Parent’s request, take all actions necessary for the termination of the Company Benefit Plans offering group health or welfare benefits, as identified by Parent prior to the Closing (the “Company Welfare Plans”), with such termination to be effective upon the Closing Date. The resolutions and other actions taken to terminate any such Company Welfare Plan, if applicable, shall be in a form and manner reasonably acceptable to Parent, and the Company shall provide Parent with evidence reasonably satisfactory to Parent that each Company Welfare Plan will be terminated effective upon the Closing in accordance with the terms of the applicable Company Welfare Plan documents and Applicable Law.

Section 6.07            State Takeover Laws. If any “control share acquisition,” “fair price” or other anti-takeover laws or regulations enacted under state or federal law becomes or is deemed to become applicable to the Company, the Merger or any other transactions contemplated hereby, then the Company, the Company Board or an appropriate committee thereof, as applicable, shall grant such approvals and take such actions as are necessary so that the Merger and other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use commercially reasonable efforts to render the restrictions imposed by such statute (or the relevant provisions thereof) inapplicable to the foregoing.

Section 6.08            Director and Officer Liability.

(a)            For a period of six (6) years after the Closing, Parent shall cause the Surviving Corporation to honor and perform all of the obligations of the Company, to the fullest extent permissible under Applicable Law, under the Company Organizational Documents and the Organizational Documents of the Company’s Subsidiaries in effect on the date hereof, and under any indemnification or other similar agreements in effect on the date hereof that have been provided to Parent prior to the date hereof (the “Indemnification Agreements”), to indemnify and advance expenses to their respective directors, officers and other persons covered by such Company Organizational Documents, the Organizational Documents of the Company Subsidiaries or Indemnification Agreements (the “Covered Persons”) arising out of or relating to actions or omissions in such capacity at or prior to the Effective Time, including in connection with the approval of this Agreement and the transactions contemplated hereby.

(b)            Without limiting the provisions of Section 6.08(a), for a period of six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to: (i) indemnify and hold harmless each Covered Person against and from any costs, fees or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person’s capacity as such prior to the Effective Time, or (B) this Agreement and any of the transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Covered Person upon receipt, to the extent required by the DGCL, of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified.

(c)             Effective as of the Effective Time, the Company shall purchase, after prior consultation with Parent and at a price not to exceed three hundred percent (300%) of the amount per annum the Company paid for such insurance in its last full fiscal year prior to the date of this Agreement (the “Current Premiums”), a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed by Covered Persons at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s and its Subsidiaries’ existing directors’ and officers’ liability policy, and in all other material respects shall be comparable to such existing coverage). If the Company fails to timely purchase such prepaid “tail” or “runoff” policy, then either (i) Parent may purchase such “tail” or “runoff” policy on behalf of the Company or the Surviving Corporation or (ii) the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend pursuant to this Section 6.08(c) more than an amount per year equal to three hundred percent (300%) of the Current Premiums and if such premiums for such insurance would at any time exceed three hundred percent (300%) of the Current Premiums of such insurance programs, then Parent or the Surviving Corporation shall cause to be maintained policies of insurance that, in Parent’s or the Surviving Corporation’s good faith judgement, provide the maximum coverage available at an annual premium equal to three hundred percent (300%) of the Current Premiums.

(d)            In the event, during the period six (6) years after the Effective Time, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, Parent shall use commercially reasonable efforts to cause such continuing or surviving corporation or entity or transferee of such assets, as the case may be, to assume all of the applicable obligations set forth in this Section 6.08.

(e)             The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.08 and this Section 6.08 shall not be amended in a manner that is adverse to the Covered Persons (or their successors or heirs) or terminated without the prior written consent of the Covered Persons (or their successors or heirs) affected thereby.

Section 6.09            Consents and Approvals.

(a)             Upon the terms and subject to the conditions set forth in this Agreement, and subject to any different standard set forth herein with respect to any covenant or obligation, Parent and Merger Sub shall (and shall cause their respective Subsidiaries to, if applicable), on the one hand, and the Company shall (and shall cause its Subsidiaries to, if applicable), on the other hand, use their respective reasonable best efforts to (i) take (or cause to be taken) all actions; (ii) do (or cause to be done) all things; and (iii) assist and cooperate with the other parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to Applicable Law or otherwise to consummate and make effective the transactions contemplated hereby, as promptly as practicable, and in any event prior to the End Date, including by (A) obtaining all consents, licenses, permits, waivers, clearances, approvals, Orders and authorizations required to be obtained from any Governmental Authority and (B) making all required registrations, declarations and filings with any Governmental Authority, in each case that are necessary or advisable to consummate the transactions contemplated hereby; provided, that this Section 6.09(a) shall not apply to any applications or filings required under any applicable Antitrust Law, including the HSR Act, or any CFIUS Declaration or CFIUS Notice, which shall be governed by Section 6.09(b) and Section 6.09(c).

(b)            Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall (and shall cause their respective Subsidiaries, if applicable, to) (i) make or cause to be made the applications or filings required to be made by Parent, Merger Sub or the Company or any of their respective Subsidiaries, as applicable, under or with respect to all applicable Antitrust Laws, including the HSR Act, within twenty (20) Business Days after the date hereof and (ii) (A) submit jointly to CFIUS a CFIUS Declaration in respect of the Merger as promptly as practicable after the date of this Agreement, and (B) provide any supplemental information and other related information requested by CFIUS pursuant to the DPA as soon as reasonably practicable (and, in any case, within the time periods allotted). Unless otherwise agreed in writing by the Parent and the Company, the parties shall seek early termination of the waiting period with respect to any filings under the HSR Act.

(c)            If CFIUS is unable to complete action under the DPA with respect to the Merger on the basis of a CFIUS Declaration, or if CFIUS should request that the parties submit a CFIUS Notice following its assessment of a CFIUS Declaration, the parties shall as promptly as reasonably practicable (i) prepare and submit a draft CFIUS Notice pursuant to the DPA, and (ii) after prompt resolution of all questions and comments received from CFIUS on such draft CFIUS Notice, prepare and submit the final CFIUS Notice, which shall in any event be made promptly after the date all questions and comments received from CFIUS on such draft have been resolved or after CFIUS staff shall have indicated to the parties that it has no questions or comments. During any review or investigation in connection with the CFIUS Notice, the parties shall use their reasonable best efforts to provide any supplemental information and other related information requested by CFIUS pursuant to the DPA as soon as reasonably practicable (and, in any case, within the time periods allotted).

(d)            Without limiting any of the foregoing, each party hereto shall (and shall cause its respective Affiliates to) use its reasonable best efforts, subject to the terms and conditions of this Agreement, to obtain CFIUS Clearance as promptly as practicable after the date hereof, and each of Parent and the Company shall (i) allow each other to have an opportunity to review in advance and comment on drafts of filings and submissions, subject to redactions of information reasonably determined by such party to be confidential, (ii) inform each other of any communication received by such party from, or given by such party to, CFIUS, by promptly providing copies to the other of any such written communications, except for any exhibits to such communications providing the personal identifying information required by 31 C.F.R. § 800.502(c)(5)(vi), any communications that are otherwise requested by CFIUS to remain confidential from the other party or information reasonably determined by such party to be confidential, (iii) permit each other to review in advance any written or oral communication that such party gives to CFIUS, except for any communications that are requested by CFIUS to remain confidential from the other party or information reasonably determined by such party to be confidential, reasonably consulting with the other in advance of any meeting, telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, giving the other the opportunity to attend and participate in any telephonic conferences or in-person meetings with CFIUS. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in the event of a CFIUS Turndown, the Company or Parent may, in its discretion, request a withdrawal of the CFIUS Notice filed with CFIUS in connection with the CFIUS Clearance, none of the parties hereto shall have any further obligation to seek CFIUS Clearance and this Agreement may be terminated in accordance with Section 8.01(b).

(e)            Parent and the Company shall, and shall cause their respective Subsidiaries to, (i) reasonably cooperate and coordinate with the other party in connection with the other party’s applications, filings or submissions with respect to the HSR Act; (ii) give the other party a reasonable opportunity to review any such applications, filings or submissions; (iii) promptly inform the other party of the occurrence and contents of any substantive oral communications from, and promptly provide to the other party copies of any substantive written communications from, any Governmental Authority in respect of such filings, applications or submissions; (iv) provide the other party with drafts of any substantive written communications to any Governmental Authority in respect of such filings, applications or submissions and give the other party a reasonable opportunity to review such draft communications; and (v) provide to the other party such necessary information and reasonable assistance as the other party may reasonably request, including with respect to any requests for additional information, documents or other materials by any Governmental Authority; provided, that each of the Company, Parent and Merger Sub may designate any non-public or competitively sensitive information (including trade secrets) provided to any Governmental Authority with respect to the HSR Act as restricted to “outside counsel only” and any such information shall not be shared with employees, officers or directors or their equivalents of Parent or Merger Sub, without approval of the Company, if the Company is providing the non-public or competitively sensitive information, or to the Company, without approval of Parent, if Parent or Merger Sub is providing the non-public or competitively sensitive information, and none of the Company, Parent and Merger Sub shall be required to share information that is entitled to legal privilege with the other parties, even on an “outside counsel only” basis, where this would cause such information to cease to be entitled to legal privilege. To the extent reasonably practicable, each party agrees not to participate, or to permit their respective Subsidiaries or Representatives to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority with respect to HSR Act applications, filings or submissions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate.

(f)             Notwithstanding anything in this Agreement to the contrary, no party nor any of its respective Affiliates will be required, either pursuant to this Section 6.09 or otherwise, to (and, without Parent’s prior written consent, the Company and its Affiliates and Representatives will not) (i) negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines or businesses of such party or any of its respective Affiliates, (ii) terminate any existing relationships, contractual rights or obligations of such party or any of its respective Affiliates, (iii) terminate any joint venture or other arrangement, (iv) create any relationship, contractual rights or obligations of such party or any of its respective Affiliates, (v) effectuate any other change or restructuring of such party or any of its respective Affiliates, (vi) otherwise take or commit to take any actions, including agreeing to prior approval restrictions, with respect to the businesses, product lines or assets of such party or any of its respective Affiliates, or (vii) enter into litigation to overturn or challenge any governmental determination or action.

(g)            If consent of the counterparty to a Material Contract is required under the terms thereof in connection with the Merger or the other transactions contemplated by this Agreement (other than the transactions contemplated by Section 6.01(c) of the Company Disclosure Letter), then as promptly as practicable after the date hereof, the Company shall give any notices to such counterparties and shall use commercially reasonable efforts to obtain such consents or waivers with respect to Material Contracts to which the Company or any of its Subsidiaries is a party (which the parties acknowledge may or may not be obtained); provided, however, that in no event will any Party be required to, and in no event shall the Company prior to the Effective Time, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), pay any fee, penalty or other consideration or make any accommodation to any Third Party to obtain any consent, approval or waiver required with respect to any such Material Contract. The Company shall, at Parent’s request, obtain payoff instructions and a customary payoff letter in connection with the repayment and termination of the Company Credit Facility and any other Contract providing for Indebtedness for borrowed money and any Liens resulting therefrom.

(h)           If any Proceeding is instituted (or threatened to be instituted) by a Governmental Authority challenging the transactions contemplated hereby as violative of any Applicable Law, each of the parties hereto shall, and shall cause their respective Affiliates to, cooperate and use commercially reasonable efforts to contest and resist any such Proceeding, including any Proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the transactions contemplated hereby.

(i)             On the date hereof, Parent shall vote (or act by written consent with respect to) all of the shares of capital stock of Merger Sub in favor of the adoption of this Agreement in accordance with Applicable Law.

Section 6.10            Public Announcements. Neither the Company nor Parent, nor any of their respective controlled Affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such party determines, after consultation with counsel, that it is required by Applicable Law, Proceeding, or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide an opportunity to the other party to review and comment upon such press release or other announcement; provided, however, that notwithstanding the foregoing, the Company shall not be required to consult with Parent before issuing any press release or making any other public statement with respect to an Adverse Recommendation Change effected in accordance with Section 6.02(e); provided, further, neither the Company, on the one hand, nor Parent or the Merger Sub, on the other hand, shall be required to consult with the other before issuing any press release or making any other public statement with respect to the termination of this Agreement or the effects or consequences thereof or any Proceeding between the parties hereto; provided, further, each party hereto and their respective controlled Affiliates may make disclosures or statements that are substantially the same as previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.10 and do not contain any information relating to the Company, Parent or the transactions contemplated by this Agreement that has not been previously announced or made public in accordance with the terms of this Section 6.10. Prior to either party making any written communications to the employees of the Company or any of its Subsidiaries pertaining to employment, compensation or benefit matters that are affected by the transactions contemplated by this Agreement, each party shall provide the other party with a copy of the intended communication, the other party shall have a reasonable period of time to review and comment on the communication, and the parties shall cooperate in providing any such mutually agreeable communication. The Company shall use commercially reasonable efforts to facilitate a reasonable number of meetings, at reasonable times and upon reasonable advance notice, between Parent and the employees of the Company or any of its Subsidiaries as Parent may request from time to time for purposes of discussing matters related to post-Closing employment of such employees.

Section 6.11            Section 16 Matters. Parent and the Company agree that, in order to most effectively compensate and retain those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Merger, prior to and after the Effective Time, it is desirable that such Persons not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by Applicable Law in connection with the transactions contemplated by this Agreement and, for that compensatory and retentive purpose, agree to the provisions of this Section 6.11. Accordingly, promptly after the date hereof, the Company shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock resulting from the transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Applicable Law.

Section 6.12            Confidentiality. Parent and the Company hereby acknowledge and agree to continue to be bound by the letter agreement dated as of June 10, 2025, between Parent and the Company (the “Confidentiality Agreement”); provided, that (a) the actions taken by Parent, Merger Sub or their Affiliates or their respective Representatives required by or in connection with this Agreement shall not be deemed to be a violation of the Confidentiality Agreement, and (b) the confidentiality, non-disclosure and use restrictions on Parent and its Affiliates and Representatives under the Confidentiality Agreement shall terminate upon the Closing.

Section 6.13            Transaction Litigation. Between the date hereof and the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings, demand letters and other correspondence with respect thereto) and keep Parent reasonably informed with respect to the status thereof. Subject to the preservation of privilege and confidential information (it being understood and agreed that the Company shall use commercially reasonable efforts to make reasonable alternative arrangements that would not result in the loss of privilege, including entering into a joint defense agreement in customary form), the Company will (a) give Parent the opportunity to participate in (but not control) the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company shall not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed).

Section 6.14            Stock Exchange Delisting. The Company shall cooperate with any reasonable request of Parent, and in respect thereof use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and rules and policies of NASDAQ to enable delisting by the Surviving Corporation of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time (and, in any event, within ten (10) days after the Closing Date).

Section 6.15            No Control of the Other Party’s Business. The parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company or its Subsidiaries, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company and its Subsidiaries shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own respective business and operations.

Article 7
CONDITIONS TO THE MERGER

Section 7.01            Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of or, to the extent permitted by Applicable Law, waiver of, at or prior to the Closing, the following conditions:

(a)             the Company Stockholder Approval shall have been obtained;

(b)            no Governmental Authority having jurisdiction over any party hereto shall have issued any Order or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited;

(c)             the applicable waiting period (and any extension thereof, subject to Section 6.09) applicable to the Merger under any applicable Antitrust Law, including the HSR Act, shall have expired or been terminated; and

(d)             the parties shall have received CFIUS Clearance.

Section 7.02            Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction of, or, to the extent permitted by Applicable Law, waiver by Parent of, at or prior to the Closing, the following conditions:

(a)                the representations and warranties of the Company set forth in: (i) Section 4.01 (Organization and Good Standing), Section 4.02 (Corporate Power; Enforceability), Section 4.03 (Company Board Approval; Fairness Opinion; Anti-Takeover Laws), Section 4.06 (Capitalization), Section 4.07(b) (Subsidiaries) and Section 4.29 (Brokers’ Fees) shall be true and correct in all respects (except for failures to be true and correct that are de minimis) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any representation or warranty that is expressly made as of a specified date, in which case such representation or warranty shall be so true and correct only as of such specified date), and (ii) Article 4 (other than the representations and warranties referred to in the foregoing clause (i)) shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as such date (except for any such representation or warranty that is expressly made as of a specified date, in which case such representation or warranty shall be so true and correct only as of such specified date), except in the case of this clause (ii) only, where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)            the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company under this Agreement on or prior to the Closing Date;

(c)            since the date of this Agreement, no Company Material Adverse Effect (or any change, event, effect, development, condition, occurrence or circumstance that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect) shall have occurred; and

(d)            Parent shall have received at the Closing a certificate signed on behalf of the Company by an authorized officer of the Company certifying that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied.

Section 7.03            Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of, or, to the extent permitted by Law, waiver by the Company of, at or prior to the Closing, the following conditions:

(a)            the representations and warranties of Parent and Merger Sub set forth in (i) Section 5.01, Section 5.02, Section 5.06, Section 5.08, Section 5.09, Section 5.12 and Section 5.13 shall be true and correct in all respects (except for failures to be true and correct that are de minimis) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any representation or warranty that is expressly made as of a specified date, in which case such representation or warranty shall be so true and correct only as of such specified date) and (ii) Article 5 (other than the representations and warranties referred to in the foregoing clause (i)) shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “material adverse effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent any such representation or warranty expressly relates to a specified date, in which case such representation or warranty shall be so true and correct only on and as of such specific date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated herein;

(b)            Parent and Merger Sub shall have performed and complied in all material respects with all covenants required to be performed or complied with by Parent or Merger Sub under this Agreement on or prior to the Closing Date; and

(c)             the Company shall have received at the Closing a certificate signed on behalf of Parent by any authorized officer of Parent certifying that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

Section 7.04            Frustration of Conditions. Neither Parent nor Merger Sub may rely, as a basis for not consummating the Merger or the other transactions contemplated by this Agreement, on the failure of any conditions set forth in Section 7.01 or Section 7.02 to be satisfied if such failure was caused by the material breach by Parent or Merger Sub of any provision of this Agreement (including for these purposes the failure by the Parent or the Merger Sub to take any actions which would result in the Company being unable to take the actions contemplated by Section 6.01(c) of the Company Disclosure Letter). The Company may not rely, as a basis for not consummating the Merger or the other transactions contemplated by this Agreement, on the failure of any conditions set forth in Section 7.01 or Section 7.03 to be satisfied if such failure was caused by the material breach by the Company of any provision of this Agreement.

Article 8
TERMINATION

Section 8.01            Termination. This Agreement may be terminated and the Merger may be abandoned, whether before or after the Company Stockholder Approval has been obtained (except as otherwise provided below), at any time prior to the Effective Time:

(a)             by mutual written consent of Parent and the Company;

(b)            by either Parent or the Company, upon written notice to the other party, if there is a CFIUS Turndown;

(c)             by either Parent or the Company, upon written notice to the other party, if the Merger has not been consummated on or before June 22, 2026 (the “End Date”); provided, however, that if, as of such date, all of the Conditions set forth in Article 7 have been satisfied or (to the extent permitted by Applicable Law) waived, other than (i) (A) those conditions set forth in Section 7.01(b) (solely with respect to Antitrust Laws, including the HSR Act, or CFIUS), Section 7.01(c) or Section 7.01(d), (B) the Stockholders’ Meeting shall not yet have occurred and the Company Stockholder Approval shall not yet have been obtained solely as a result of the conditions set forth in Section 8.01(c)(i)(A) having not been satisfied and (C) those actions contemplated by Section 6.01(c) of the Company Disclosure Letter shall not yet have occurred, and (ii) those conditions that by their terms are to be satisfied at Closing, which conditions shall be capable of being satisfied at such time, then the End Date shall be automatically extended until October 20, 2026 (and such date shall thereafter be the End Date for all purposes hereof); provided, further, that the right to terminate this Agreement under this Section 8.01(c) shall not be available (1) to any party whose material breach of any provision of this Agreement has caused the failure to consummate the Merger on or prior to the End Date or (2) to either party until five (5) Business Days after the completion of the Stockholders’ Meeting (including after any postponement, recess or adjournment thereof taken in accordance with this Agreement) if, prior to the End Date, those conditions set forth in Section 7.01(b) (solely with respect to Antitrust Laws, including the HSR Act, or CFIUS), Section 7.01(c) and Section 7.01(d) have been satisfied or (to the extent permitted by Applicable Law) waived;

(d)            by either Parent or the Company, upon written notice to the other party, if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.01(d) shall not have breached in any material respect its obligations under Section 6.09, which breach is the primary cause or directly resulted in the issuance of such Order or other action;

(e)            by either Parent or the Company, upon written notice to the other party, if the Stockholders’ Meeting shall have concluded (including after any postponement, recess or adjournment thereof taken in accordance with this Agreement) and the Company Stockholder Approval shall not have been obtained thereat;

(f)             by Parent, upon written notice to the Company, in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.02 not being satisfied and (ii) has not been cured prior to the earlier of the End Date or the thirtieth (30th) calendar day following Parent’s delivery of written notice of such breach to the Company; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.01(f) if, at the time of such termination, either Parent of Merger Sub is then in breach of any representation, warranty, covenant or agreement contained in this Agreement such that a condition set forth in Section 7.03 would not be satisfied;

(g)            by the Company, upon written notice to Parent, in the event of a breach by Parent or Merger Sub of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.03 not being satisfied and (ii) has not been cured prior to the earlier of the End Date or the thirtieth (30th) calendar day following the Company’s delivery of written notice describing such breach to Parent; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.01(g) if, at the time of such termination, the Company is then in breach of any representation, warranty, covenant or agreement contained in this Agreement such that a condition set forth in Section 7.02 would not be satisfied;

(h)            by Parent, upon written notice to the Company, if (i) the Company Board or any committee thereof shall have effected an Adverse Recommendation Change; provided, however, that the exercise of such termination right by Parent must occur within ten (10) days following such Adverse Recommendation Change, or (ii) the Company has breached its obligations under Section 6.02 or Section 6.03 in any material respect; or

(i)             by the Company, upon written notice to Parent, if (i) prior to obtaining the Company Stockholder Approval, the Company Board shall have effected an Adverse Recommendation Change in order to enter into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with Section 6.02(e), (ii) the Company has complied in all material respects with Section 6.02 and Section 6.03 and (iii) the Company pays to Parent the Company Termination Fee in accordance with Section 8.02(b) or (c), as applicable.

Section 8.02            Effect of Termination; Payment of Termination Fee.

(a)             If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, that the Confidentiality Agreement, the provisions of Section 6.10, Section 6.12, this Section 8.02 and Article 9 shall survive any termination hereof pursuant to Section 8.01. Notwithstanding anything to the contrary provided in this Agreement, including in the foregoing provisions of this Section 8.02(a), nothing shall relieve any party hereto from liability for a Willful Breach prior to such termination.

(b)            In the event that this Agreement is terminated by the Company pursuant to Section 8.01(i) (Superior Proposal) and neither Parent nor Merger Sub is in material breach of this Agreement at the time of such termination, then the Company shall pay Parent the Company Termination Fee by wire transfer of same-day funds to an account designated by Parent, immediately prior to or substantially concurrently with such termination.

(c)             In the event that:

(i)                 this Agreement is terminated (A) by Parent pursuant to Section 8.01(h) (Adverse Recommendation Change) or (B) by Parent or the Company pursuant to Section 8.01(e) (Failure to Obtain Company Stockholder Approval) if, at the time of such termination pursuant to Section 8.01(e), Parent would have been entitled to terminate this Agreement pursuant to Section 8.01(h) (Adverse Recommendation Change) and, in either case, neither Parent nor Merger Sub is in material breach of this Agreement at the time of such termination; or

(ii)                (A) this Agreement is terminated by (1) Parent or the Company pursuant to Section 8.01(c) (End Date) (but in the case of termination by the Company pursuant to Section 8.01(c), only if at such time Parent had the right to terminate this Agreement pursuant to Section 8.01(c) (End Date)), (2) Parent or the Company pursuant to Section 8.01(e) (Failure to Obtain Company Stockholder Approval) or (3) Parent pursuant to Section 8.01(f) (Company Breach); (B) prior to (1) such termination, in the case of a termination pursuant to Section 8.01(c) (End Date) or Section 8.01(f) (Company Breach), or (2) the Stockholders’ Meeting, in the case of a termination pursuant to Section 8.01(e) (Failure to Obtain Company Stockholder Approval), an Acquisition Proposal shall have been made publicly or to the Company Board, and not publicly withdrawn; (C) within nine (9) months of the date this Agreement is terminated the Company consummates or enters into a definitive agreement for an Acquisition Proposal (whether or not such Acquisition Proposal is subsequently consummated); and (D) neither Parent nor Merger Sub is in material breach of this Agreement at the time of such termination; provided, that, for purposes of this Section 8.02(c)(ii), all percentages in the definition of Acquisition Proposal shall be replaced with fifty percent (50%);

then the Company shall pay Parent the Company Termination Fee by wire transfer of same-day funds to an account designated by Parent (A) in the case of Section 8.02(c)(i), within two (2) Business Days after such termination or (B) in the case of Section 8.02(c)(ii) on the earlier of the date that the Company consummates or enters into a definitive agreement for the Acquisition Proposal (or no later than the next Business Day if such event occurs on a day that is not a Business Day).

(d)            In the event that:

(i)                 this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b) (CFIUS Turndown) and the Company is not in material breach of this Agreement at the time of such termination; or

(ii)               this Agreement is terminated by Parent or the Company pursuant to Section 8.01(c) (End Date) (but in the case of termination by Parent pursuant to Section 8.01(c), only if at such time the Company had the right to terminate this Agreement pursuant to Section 8.01(c) (End Date)) and at the time of such termination, (A) one or more of the conditions set forth in Section 7.01(b) (solely with respect to CFIUS), or Section 7.01(d) has not been satisfied, (B) the conditions set forth in Section 7.01(a) and Section 7.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied at the Closing) or waived, and (C) no breach by the Company of its obligations under Section 6.09 has been the primary cause of the failure to be satisfied of all or any of the conditions set forth in Section 7.01(b), or Section 7.01(d) and (D) the Company is not in material breach of this Agreement at the time of such termination;

then, at the Company’s option, which the Company may exercise in its sole discretion, (1) Parent and the Company shall, concurrently with such termination, cause the execution and delivery of an amendment to the license agreement between Nathan’s Famous Systems, Inc., a Subsidiary of the Company, and a Subsidiary of Parent, dated December 5, 2012, in the form attached hereto as Exhibit B (the “License Extension”) and (2) Parent shall pay the Parent Termination Fee by wire transfer of same-day funds to an account designated by the Company within two Business Days after the execution and delivery of the License Extension.

(e)             For the avoidance of doubt, (i) the Company shall not be required to pay the Company Termination Fee on more than one occasion, (ii) Parent shall not be required to pay the Parent Termination Fee on more than one occasion and (iii) Parent shall not be required to pay the Parent Termination Fee unless the License Extension has been executed and delivered by Nathan’s Famous Systems, Inc., a Subsidiary of the Company. In the event that a party shall become entitled to receive payment of a Termination Fee pursuant to this Section 8.02 then the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the party receiving the Termination Fee and any of its Affiliates (including Merger Sub, in the event that Parent receives the Company Termination Fee) or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, the party that pays the Termination Fee shall have no further liability, whether pursuant to a claim at law or in equity, to the party receiving the Termination Fee and any of its Affiliates (including Merger Sub, in the event that Parent receives the Company Termination Fee) in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and neither the party that receives the Termination Fee, nor any of its Affiliates (including Merger Sub, in the event that Parent receives the Company Termination Fee), nor any other Person shall be entitled to bring or maintain any claim, action or Proceeding against the party that pays the Termination Fee, any of its Affiliates or any of their respective directors, officers and employees for damages or any equitable relief arising out of or in connection with this Agreement (other than equitable relief to require payment of the applicable Termination Fee), any of the transactions contemplated by this Agreement or any matters forming the basis for such termination, except, in each case, with respect to liability of any such Person for a Willful Breach prior to the relevant termination.

(f)             Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 8.02 are reasonable and an integral part of the Agreement, (ii) without these agreements, the parties would not have entered into this Agreement and (iii) if the Company or Parent fails to pay a Termination Fee as required by this Agreement and the party owed a Termination Fee commences a suit which results in a final, non-appealable judgment against the party owing the Termination Fee for a Termination Fee or any portion thereof, then the party owing the Termination Fee shall pay the party owed the Termination Fee its costs and expenses (including attorney’s fees and disbursements) in connection with such suit, together with interest on the Termination Fee at the “prime rate” as published in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of three hundred and sixty-five (365) days and the actual number of days elapsed, without compounding).

Article 9
MISCELLANEOUS

Section 9.01           Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered if delivered in person, (b) on the fifth (5th) Business Day after dispatch by registered or certified mail, (c) on the next Business Day if transmitted by national overnight courier or (d) on the date delivered if sent by e-mail, provided that the e-mail transmission (i) is promptly confirmed by telephone, a responsive e-mail by the recipient thereof or otherwise clearly evidenced (excluding “bounce-backs,” out-of-office replies or other notice of non-delivery) or (ii) is followed up within one (1) Business Day after e-mail by one of the methods described in the foregoing clauses (a), (b) or (c), in each case as follows:

if to Parent, Merger Sub or the Surviving Corporation, to:

Smithfield Foods, Inc.

200 Commerce Street

Smithfield, VA 23430

Attention:	Tennille Checkovich
Email:	[***]

with a copy to (which shall not constitute notice):

Hunton Andrews Kurth LLP
951 E. Byrd Street
Richmond, VA 23219

Attn:	Richard Warren
Charles Brewer
Email:	rwarren@hunton.com
cbrewer@hunton.com

if to the Company (prior to the Merger) to:

Nathan’s Famous, Inc.

One Jericho Plaza

Jericho, NY 11753

Attention:	Eric Gatoff
Email:	[***]

with a copy to (which shall not constitute notice):

Akerman LLP

1251 Avenue of the Americas

37th Floor

New York, NY 10020

Attention:	Wayne Wald
Palash Pandya
James Macpherson
Email:	wayne.wald@akerman.com
palash.pandya@akerman.com
james.macpherson@akerman.com

Section 9.02            No Survival. The covenants, agreements, representations and warranties contained herein or in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided, however, that this Section 9.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.03            Amendments and Waivers.

(a)             Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that following receipt of the Company Stockholder Approval, no amendment may be made that requires the further approval of the stockholders of the Company under the DGCL unless the required further approval is obtained.

(b)            No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04            Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated. For the avoidance of doubt, Parent shall pay all filing fees payable pursuant any Antitrust Law, including the HSR Act, or in connection with seeking CFIUS Clearance.

Section 9.05            Assignment; Benefit. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, at or after the Effective Time, to any debt financing sources for purposes of creating a security interest herein or otherwise assigning this Agreement as collateral in respect of such secured debt financing, but no such assignment by Parent or Merger Sub shall relieve them of their obligations hereunder. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for, from and after the Effective Time, (i) the rights of the Company’s stockholders to receive the Per Share Merger Consideration pursuant to Article 2, (ii) the rights of the holders of Company Equity Awards to receive the payments in respect thereof pursuant to Section 2.06 and (iii) the rights of the Covered Persons pursuant to Section 6.09. The parties hereto further agree that the rights of third-party beneficiaries under this Section 9.05 shall not arise unless and until the Merger is consummated.

Section 9.06            Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the Merger, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 9.07            Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought in the Court of Chancery of the State of Delaware, or if that court does not have jurisdiction, any state or federal court sitting in the State of Delaware. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of each such court in respect of any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or relating to enforcement of any of the terms of this Agreement, and hereby irrevocably waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by such courts. Each party hereto agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by law.

Section 9.08            Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.08.

Section 9.09            Specific Performance; Remedies.

(a)            Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b)            The parties hereto agree that irreparable injury, for which monetary damages would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is agreed that, unless and until this Agreement has been validly terminated pursuant to Section 8.01 and any dispute over the right to termination has been finally resolved, each party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other party, to a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and to any further equitable relief in each case in accordance with Section 9.07, this being in addition to any other remedy to which such party entitled under the terms of this Agreement at law or in equity.

(c)            The parties’ rights in this Section 9.09 are an integral part of the transactions contemplated by this Agreement and each party hereby waives any objections to any remedy referred to in this Section 9.09 (including any objection on the basis that there is an adequate remedy at Law). In the event any party hereto seeks any remedy referred to in this Section 9.09, such party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

(d)            Notwithstanding anything to the contrary in this Agreement, if prior to the End Date any party initiates a Proceeding to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the End Date shall be automatically extended by (i) the amount of time during which such Proceeding is pending plus twenty (20) Business Days or (ii) such other time period established by the court presiding over such Proceeding.

Section 9.10            Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.11            Parent Guarantee. Parent shall cause Merger Sub to comply in all respects with each of the covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Merger, and the other transactions contemplated by this Agreement. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the transactions contemplated by this Agreement, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance.

Section 9.12            Entire Agreement. This Agreement, the Company Disclosure Letter, the exhibits and schedules to this Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

Section 9.13            Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

Section 9.14            Company Disclosure Letter. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties of the Company that are set forth in the corresponding Section or subsection of this Agreement and (b) any other representations and warranties of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties is reasonably apparent on the face of such disclosure. The inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty of the Company set forth in this Agreement shall not be construed as an admission or indication by the Company of any non-compliance with, or breach or violation of, any third-party rights, Contract, Law or Order, such disclosures having been made solely for the purposes of creating exceptions to the representations and warranties of the Company set forth in this Agreement or of disclosing any information required to be disclosed under this Agreement.

Section 9.15            Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SMITHFIELD FOODS, INC.

By	/s/ C. Shane Smith
	Name:	C. Shane Smith
	Title:	President and Chief Executive Officer

BOARDWALK MERGER SUB INC.

By	/s/ Mark L. Hall
	Name:	Mark L. Hall
	Title:	President

NATHAN’S FAMOUS, INC.

By	/s/ Eric Gatoff
	Name:	Eric Gatoff
	Title:	Chief Executive Officer

Signature Page to Merger Agreement

EXHIBIT A

Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

[Omitted]

EXHIBIT B

Form of License Extension

[Omitted]